AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2000

                                                      REGISTRATION NO. 333-30148
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                            NEOSE TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                       DELAWARE                                                13-3549286
            (State or Other Jurisdiction of                       (I.R.S. Employer Identification No.)
            Incorporation or Organization)

                                102 WITMER ROAD
                               HORSHAM, PA 19044
                                 (215) 441-5890
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                         ------------------------------

                                P. SHERRILL NEFF
                     PRESIDENT AND CHIEF FINANCIAL OFFICER
                            NEOSE TECHNOLOGIES, INC.
                                102 WITMER ROAD
                               HORSHAM, PA 19044
                                 (215) 441-5890
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                         ------------------------------

                        Copies of all communications to:

                     DAVID R. KING                                          JAMES A. LEBOVITZ
              MORGAN, LEWIS & BOCKIUS LLP                                     ROBERT L. WAX
                  1701 MARKET STREET                                     DECHERT PRICE & RHOADS
              PHILADELPHIA, PA 19103-2921                               4000 BELL ATLANTIC TOWER
                    (215) 963-5000                                          1717 ARCH STREET
                                                                         PHILADELPHIA, PA 19103
                                                                             (215) 994-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                        CALCULATION OF REGISTRATION FEE



=============================================================================================================
                                   |                  |     PROPOSED     |                  |
                                   |                  |      MAXIMUM     | PROPOSED MAXIMUM |     AMOUNT OF
                                   |   AMOUNT TO BE   |  OFFERING PRICE  |     AGGREGATE    |   REGISTRATION
 TITLE OF SHARES TO BE REGISTERED  |   REGISTERED(1)  |    PER UNIT(2)   |  OFFERING PRICE  |      FEE(3)
-------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value...... |     2,875,000    |      $43.34      |   $124,602,500   |    $32,895.06
=============================================================================================================



(1) Includes 375,000 shares which the Underwriters will have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. Based on the average of the high and low prices of the Common Stock reported on the Nasdaq National Market on March 14, 2000.

(3) $15,939 previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH 15, 2000

PROSPECTUS

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


     Neose Technologies, Inc. is offering 2,500,000 shares of its common stock. Our common stock is listed on the Nasdaq National Market under the symbol "NTEC." On March 14, 2000, the reported last sale price of our common stock on the Nasdaq National Market was $43.00 per share.


                               ------------------

                                                                  PER SHARE       TOTAL
                                                                  ---------      --------
Public offering price.......................................      $              $
Underwriting discounts and commissions......................
Proceeds to Neose, before expenses..........................


     Neose has granted the underwriters the right to purchase up to an additional 375,000 shares to cover over-allotments. The underwriters expect to deliver the shares against payment on ________, 2000.


                               ------------------

            INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q

  PRUDENTIAL VECTOR HEALTHCARE
                  A UNIT OF PRUDENTIAL SECURITIES

                                                U.S. BANCORP PIPER JAFFRAY

                                                         WARBURG DILLON READ LLC

            , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1

Risk Factors................................................    4

Forward-Looking Statements..................................   14

Use of Proceeds.............................................   15

Price Range of Common Stock.................................   15

Dividend Policy.............................................   15

Capitalization..............................................   16

Dilution....................................................   17

Selected Consolidated Historical Financial Data.............   18

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19

Business....................................................   22

Management..................................................   34

Principal Stockholders......................................   36

Description of Capital Stock................................   38

Shares Eligible for Future Sale.............................   41

Underwriting................................................   42

Legal Matters...............................................   44

Experts.....................................................   44

Available Information.......................................   44

Index to Consolidated Financial Statements..................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and may not contain all of the information that you should consider before investing in our common stock. You should read carefully this entire prospectus, including "Risk Factors," the financial statements, and the documents to which we have referred you before making an investment decision. Unless we state otherwise, the information we present in this prospectus assumes no exercise of the underwriters' over-allotment option.

                               NEOSE TECHNOLOGIES

     We are a leading developer of proprietary technologies for the synthesis and manufacture of complex carbohydrates. Complex carbohydrates are critically important molecules in biological processes. On cell surfaces, they regulate communications with other cells, hormones, nutrients, and growth and death factors. Traditionally, complex carbohydrates have been difficult and expensive to produce in commercial quantities. Our proprietary enzymatic technology platform offers a unique approach that enables the rapid and cost-effective synthesis of a wide range of complex carbohydrates. We use our broad, enabling technology to produce complex carbohydrates for pharmaceutical, biotechnology, nutritional, and consumer product applications.

     Cancer vaccines based on carbohydrates are one biopharmaceutical application that could be enabled by our technology platform. We are collaborating with Bristol-Myers Squibb Company to develop a commercial manufacturing process for the ganglioside components in two therapeutic cancer vaccines licensed to Bristol-Myers from Progenics Pharmaceuticals. These gangliosides, complex carbohydrates that are attached to lipids, serve as the active ingredients in the vaccines. The first vaccine candidate, GMK, is in Phase III clinical trials for the treatment of malignant melanoma. We estimate that there are 300,000 melanoma patients in the United States today. The American Cancer Society estimated that 44,000 new cases of melanoma in the United States were diagnosed in 1999. The second vaccine candidate, MGV, is being developed for the treatment of a variety of other cancer indications, including colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer, and neuroblastoma.

     We are also developing novel applications of our technologies for nutritional and consumer product markets. In 1999, we entered into a joint venture with the McNeil Specialty Products Division of Johnson & Johnson to manufacture and market fructooligosaccharides, or FOS, and other complex carbohydrates, including nutraceutical food additives, bulking agents for McNeil's sucralose sweetener, and other related compounds. We believe that the joint venture's technologies can yield products that are cleaner, more consistent, and significantly less expensive than identical products derived from agricultural sources. Our joint venture's initial plant in Athens, Georgia will be completed in early 2000 and is expected to produce and commercialize products this year. In 1999, we also entered into a collaboration agreement with Wyeth Nutritionals International, a division of American Home Products, enabling Wyeth to use our platform technology to develop and produce a bioactive carbohydrate for use in infant and pediatric nutritional formulas.

     GlycoAdvance(TM), another application of our technology platform, is used to complete and correct critical portions of therapeutic glycoproteins, which are proteins that include carbohydrate structures. We believe that GlycoAdvance may permit the continued development of some glycoprotein drugs by overcoming efficacy and side effect problems related to incomplete carbohydrate structures. Many biotechnology drugs on the market or in development are glycoproteins, and their associated carbohydrates are often critical to the function of the protein. Current techniques to produce glycoproteins frequently yield incomplete or incorrect complex carbohydrates, leading to problems such as decreased efficacy, adverse reactions, and manufacturing inefficiencies. Our GlycoAdvance technology uses our proprietary glycosyltransferase enzymes to add or remodel therapeutic glycoproteins with the proper human sugars in an efficient and flexible system. Examples of glycoprotein therapeutics currently on the market include erythropoietins and interferons. The top eight glycoprotein drugs accounted for more than $6.7 billion in estimated 1999 sales. There are more than 200 glycoprotein drugs currently in development. We believe that the use of GlycoAdvance technology for the production of human therapeutic glycoproteins may result in improved pharmacokinetic profiles, potentially strengthened patent claims, and significant manufacturing efficiencies.

     Our technology platform draws on our deep familiarity with human carbohydrate structures and the enzymes that synthesize them, our strong proprietary position in enzymatic synthesis of carbohydrates, and our capabilities in the manipulation of carbohydrate structures. Our strategy is to enhance our position as the leading developer of technologies for the synthesis and manufacture of complex carbohydrates. The key elements of our strategy are as follows:

     o Strengthen our technology leadership position in carbohydrate manufacture.
     o Leverage the use of our technologies in the pharmaceutical and biotechnology markets.
     o Expand the use of our technologies in the nutritional and consumer product markets.

     Our principal executive offices are located at 102 Witmer Road, Horsham, Pennsylvania 19044, and our telephone number is (215) 441-5890.

     We maintain a web site on the World Wide Web at www.neose.com. The information on our web site is not part of this prospectus. We have filed trademark applications for "GlycoAdvance," and the Neose logo. All brand names and trademarks appearing in this prospectus are the property of their respective holders.

                         -----------------------------------

                                  THE OFFERING


     The offering information provided below is as of March 14, 2000, assumes that the underwriters' over-allotment is not exercised, and excludes:



     o 2,044,288 shares of common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $12.49 per share; and


     o 10,527 shares of common stock issuable upon the exercise of an outstanding warrant at an exercise price of $14.25 per share.


Common stock offered by Neose.................  2,500,000 shares

Common stock to be outstanding after this
  offering....................................  14,053,502 shares

Use of Proceeds...............................  We intend to use the estimated net proceeds from this offering for ongoing research and
                                                development activities; to make capital contributions
                                                to our joint venture with McNeil; and for general
                                                corporate purposes, which may include capital
                                                expenditures and possible acquisitions of, or
                                                investments in, technology, licenses, proprietary
                                                rights, or companies that complement our
                                                technologies.

Nasdaq National Market symbol.................  NTEC

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following Statements of Operations Data for the years ended December 31, 1995, 1996, 1997, 1998, and 1999 are derived from our audited consolidated financial statements. The financial data set forth below should be read in conjunction with the sections of this prospectus entitled "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included elsewhere in this prospectus. The "Pro Forma as Adjusted" Balance Sheet Data column gives effect to our sale of the 2,500,000 shares of our common stock offered by this prospectus at an assumed public offering price of $43.00 per share, less underwriting discounts and estimated offering expenses.


                                                                                    YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------------------
                                                                  1995         1996         1997          1998          1999
                                                                 -------      -------      -------      --------      --------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue from collaborative agreements......................      $ 1,199      $ 1,383      $   725      $    390      $    422
                                                                 -------      -------      -------      --------      --------
Operating Expenses:
  Research and development.................................        4,733        6,502        8,013         9,912        10,649
  General and administrative...............................        1,665        2,505        3,884         3,635         4,520
                                                                 -------      -------      -------      --------      --------
  Total expenses...........................................        6,398        9,007       11,897        13,547        15,169
Interest income, net.......................................          132        1,483        2,108         1,250         1,429
                                                                 -------      -------      -------      --------      --------
Net loss...................................................      $(5,067)     $(6,141)     $(9,064)     $(11,907)     $(13,318)
                                                                 =======      =======      =======      ========      ========
Basic and diluted net loss per share.......................      $ (1.99)     $ (0.82)     $ (0.96)     $  (1.25)     $  (1.25)
Basic and diluted weighted-average shares outstanding......        2,550        7,494        9,405         9,556        10,678


                                                                     DECEMBER 31, 1999
                                                                  ------------------------
                                                                                PRO FORMA
                                                                  ACTUAL       AS ADJUSTED
                                                                  -------      -----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and marketable securities..............................      $33,235       $133,616
Total assets................................................       52,239        152,620
Long-term debt..............................................        7,300          7,300
Deficit accumulated during the development stage............      (59,812)       (59,812)
Total stockholders' equity..................................       40,785        141,166

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. If any of the following occurs, our business, financial condition, or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE NOT YET COMMERCIALIZED ANY PRODUCTS OR TECHNOLOGIES, AND WE MAY NEVER BECOME PROFITABLE.

     We currently have no material revenues. Although we began operations in 1990, we have not generated any revenues from operations, except for interest income and revenues from collaborative agreements. We have not yet commercialized any products or technologies and we cannot be sure that we will ever be able to do so. Even if we commercialize one or more of our products or technologies, we may not become profitable. Our ability to achieve profitability is dependent on a number of factors, including our ability to complete our development efforts, obtain regulatory approval for our product candidates, and commercialize successfully those product candidates or our technologies.

WE HAVE A HISTORY OF OPERATING LOSSES, AND WE MAY INCUR CONTINUED LOSSES FOR SOME TIME.

     We have incurred operating losses each year and, given our planned level of operating expenses, we may continue to incur operating losses for some time. As of December 31, 1999, we had an accumulated deficit of approximately $60 million. We expect additional losses for some time as we expand research and development efforts, expand manufacturing scale-up activities, and begin sales and marketing activities. We may continue to incur substantial operating losses even if our revenues increase. As a result, we cannot predict the extent of future losses or the time required for us to achieve profitability, if at all.

OUR TECHNOLOGIES MAY PROVE TO BE INEFFECTIVE, OR IT MAY BE YEARS, IF EVER, BEFORE WE CAN DEVELOP AND COMMERCIALIZE OUR PRODUCTS.

     Our technology involves new and unproven approaches. We are developing processes based on our enzymatic carbohydrate synthesis technology platform to manufacture complex carbohydrates. We are using these manufacturing processes to discover, develop, and commercialize complex carbohydrates for pharmaceutical, biotechnology, nutritional, and consumer product applications. Most complex carbohydrates sold today are derived from natural sources. There has been only very limited development and commercialization of synthesized complex carbohydrates, in part because of manufacturing limitations. We may face obstacles and difficulties unknown to us today. In addition, we may incur costs that we did not expect, and the costs associated with manufacturing commercial quantities of synthesized complex carbohydrates may make commercialization unprofitable. We may fail to overcome the difficulties posed in manufacturing synthesized complex carbohydrates, or complete successfully all the other activities required to commercialize any synthesized complex carbohydrate.

     To date, we have not entered into any major collaboration agreements involving our glycoprotein remodeling technology. We also may find that our glycoprotein remodeling technology fails to improve drug properties or is not scaleable into commercial production processes. Either of these would prevent our technology from being adopted by the biopharmaceutical industry.

OUR SUCCESS DEPENDS UPON OUR COLLABORATIVE RELATIONSHIPS.

     We have collaborative agreements with Bristol-Myers, McNeil, and Wyeth. We have committed significant resources and costs in the expectation that these collaborations will become profitable in the future. Each of these collaborative agreements presents risks to us as described below.

     Bristol-Myers. Our agreement with Bristol-Myers requires us to develop proprietary processes for the manufacture of complex carbohydrates for two cancer vaccines being developed by Bristol-Myers. We may be unable to complete this development successfully. Even if we successfully complete development of these processes and fulfill all of our obligations under the agreement, Bristol-Myers may not obtain regulatory approval to market either of these vaccines. Further, even if Bristol-Myers obtains regulatory approval to market either of these vaccines, we cannot be sure that Bristol-Myers will enter into a manufacturing contract with us, that the terms of a future contract with Bristol-Myers will be favorable to us, or that either vaccine will be commercially successful.

     McNeil. The success of our joint venture with McNeil is dependent upon the joint venture's ability to manufacture, sell, and market successfully complex carbohydrates. If the joint venture is unsuccessful in these efforts, it will not be profitable and our business, financial condition, and results of operations will be materially and adversely affected.

     Wyeth. Our agreement with Wyeth requires us to develop a large-scale manufacturing process for a potential ingredient of infant formula. We may be unable to complete this development successfully. Even if we successfully develop a process and fulfill all of our obligations under the agreement, Wyeth may fail to obtain regulatory approval to market the ingredient. Moreover, even if Wyeth obtains regulatory approval for the ingredient, Wyeth may determine not to add the ingredient to its products.

     Our business strategy also contemplates entering into additional collaborative agreements with pharmaceutical and other companies. We have limited experience in marketing our technology platform to collaborators. We cannot be sure that our collaborators will share our perspective on the relative importance of our program, that they will commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory, and commercialization decisions. Our collaborative agreements are generally terminable by our partners on short notice. Suspension or termination of collaborative agreements could have a material and adverse impact on our business, financial conditions, and results of operations.

WE MAY BE REQUIRED TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS TO OUR JOINT VENTURE WITH MCNEIL.

     Under the terms of our joint venture with McNeil, we may be required to make additional capital contributions to fund capital expenditures. If the joint venture builds additional production facilities, and we wish to maintain our 50% ownership in the joint venture, we are required to contribute half of the expenditures, up to a maximum contribution of $8.85 million. However, we may elect to contribute as little as $1.85 million of the cost of the expenditures, so long as our aggregate capital contributions are at least 15% of the joint venture's aggregate capital contributions. In that case, McNeil will fund the remainder of our half of the joint venture's capital expenditures, and our ownership percentage will be appropriately reduced. We have an option, expiring in September 2006, to return to 50% ownership in the joint venture by reimbursing McNeil. We cannot be sure, however, that we will have adequate resources, either at the time of a required contribution or prior to the expiration of the option, to make contributions to the joint venture. If we are unable to make these contributions, our ownership interest will be proportionately reduced.

WE HAVE LIMITED COMMERCIAL MANUFACTURING CAPABILITY AND EXPERIENCE, AND WE MAY BE UNABLE TO MEET DEMAND FOR OUR PRODUCTS.

     Our success depends on our ability to manufacture complex carbohydrates on a commercial scale and in accordance with current Good Manufacturing Practices, or cGMP, prescribed by the United States Food and Drug Administration, or FDA. Our existing facility is not certified cGMP by the FDA and is not adequate for large-scale, commercial manufacturing of all our products. Therefore, we will need to develop commercial-scale manufacturing facilities meeting cGMP, or depend on our collaborators, licensees, or contract manufacturers for the commercial manufacture of our potential products.

     The expansion of our manufacturing capacity will require additional funds and personnel, and compliance with applicable regulations. We may be unable to design, build, or operate additional facilities, and we may be unable to find collaborators, licensees, or contract manufacturers to manufacture products in commercial quantities for sale at competitive prices. In addition to the normal scale-up risks associated with any manufacturing process, we may face unanticipated problems unique to carbohydrate manufacture.

     Any facility we may operate, or any contract manufacturers that we may use, must adhere to the FDA's regulations on cGMP, which are enforced by the FDA through its facilities inspection program. These facilities must pass a plant inspection before the FDA will grant marketing approval for the product. The manufacture of product at these facilities will be subject to strict quality control, testing, and record keeping requirements, and continuing obligations regarding the submission of safety reports and other post-market information. Ultimately, we, or our contract manufacturers, may be unable to secure or maintain cGMP approvals.

     If we encounter delays or difficulties in connection with our manufacture of products or with contract manufacturers, packagers, or distributors, market introduction and subsequent sales of our products could be delayed. In addition, we may need to seek alternative sources of supply. If so, we may incur additional costs or delays in product commercialization. If we change the source or location of supply or modify the manufacturing process, regulatory authorities will require us to demonstrate that the product produced by the new source or from the modified process is equivalent to the product used in any clinical trials that we had conducted.

THE FAILURE TO OBTAIN OR MAINTAIN ADEQUATE PATENTS, AND OTHER INTELLECTUAL PROPERTY PROTECTION, COULD IMPACT OUR ABILITY TO COMPETE EFFECTIVELY.

     Our success will depend in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in our technology field are still evolving. Therefore, the degree of future protection for our proprietary rights is uncertain. The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

     o the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;

     o the claims of any patents that are issued may not provide meaningful protection;

     o we may not be able to develop additional proprietary technologies that are patentable;

     o the patents licensed or issued to us or our customers may not provide a competitive advantage;

     o other companies may challenge patents licensed or issued to us or our customers;

     o other companies may independently develop similar or alternative technologies, or duplicate our technologies; and

     o other companies may design around technologies we have licensed or developed.

     We own patents and patent applications, and have licensed patents and patent applications from a number of institutions. If we commercialize any products manufactured by use of technology licensed from another party, we will be required to make payments as specified in the applicable license agreement. Our business, financial condition, and results of operations may be materially and adversely affected if any of these agreements is terminated.

     We may incur substantial costs in asserting any patent rights and in defending suits against us relating to intellectual property rights. Such disputes could substantially delay our product development or commercialization activities. The United States Patent and Trademark Office or a private party could institute an interference proceeding relating to our patents or our patent applications. An adverse decision in any such proceeding could result in the loss of our intellectual property rights.

     To facilitate development of our proprietary technology base, we may need to obtain licenses to patents or other proprietary rights from other parties. If we are unable to obtain such licenses, or obtain such licenses on what we consider to be acceptable terms, our research and development efforts may be delayed.

     Some of our proprietary rights have been licensed to us under agreements that have performance requirements or other contingencies. The failure to comply with these provisions could lead to termination or modifications of our rights to these licenses.

     In addition to patents and patent applications, we depend upon trade secrets and proprietary know-how to protect our proprietary technology. We require all employees, consultants, advisors, and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to any other parties. We require that our employees and consultants disclose and assign to us their ideas, developments, discoveries, and inventions. These agreements may not, however, provide adequate protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosure.

INTERNATIONAL PATENT PROTECTION IS UNCERTAIN.

     Patent law outside the United States is uncertain and is currently undergoing review and revision in many countries. Further, the laws of some foreign countries may not protect our intellectual property rights to the same extent as U.S. laws. We may participate in opposition proceedings to determine the validity of our or our competitors' foreign patents, which could result in substantial costs and diversion of our efforts. Finally, some of our patent protection in the United States is not available to us in foreign countries due to the laws of those countries.

WE ARE EXPOSED TO INTENSE COMPETITION FROM MANY SOURCES. WE OPERATE IN AN ENVIRONMENT OF RAPID TECHNOLOGICAL CHANGE, AND WE MAY FALL BEHIND OUR COMPETITORS.

     Some companies are producing by enzymatic and other means a limited variety of complex carbohydrates. Although we do not believe any of these companies currently has the ability to manufacture a wide variety of human carbohydrate products in quantities sufficient for commercialization, any of these companies may develop technologies superior to our technologies. In addition, some companies are investigating novel methods of chemical synthesis, sometimes with enzymatic steps, to produce commercial quantities of complex carbohydrates. These and other efforts by potential competitors may be successful or other methods of carbohydrate synthesis which compete with our technologies may be developed.

     Our potential competitors include nutritional products, pharmaceutical, chemical, biotechnology, food, and consumer product companies. Many of these companies have more:

     o financial, scientific, and technical resources;

     o manufacturing and marketing capabilities;

     o experience conducting preclinical studies and clinical trials of new products; and

     o experience in obtaining regulatory approvals for products.

     Competitors may succeed in developing products and technology that are more effective and less costly than we may develop, or that would render our technology or products, or both, obsolete or noncompetitive. Competitors also may prove to be more successful in the manufacturing and marketing of products. If we are unable to compete against our competitors, our commercial opportunities will be reduced or diminished.

IF WE FAIL TO RETAIN MEMBERS OF OUR SENIOR MANAGEMENT, WE MAY BE UNABLE TO ACHIEVE SUCCESS IN OUR RESEARCH AND PRODUCT DEVELOPMENT PROGRAMS.

     We depend upon the efforts of our senior management, in particular Dr. Stephen Roth, our Chief Executive Officer. Dr. Roth has entered into a non-competition agreement, under which he has agreed not to compete with us during his employment, and following his employment so long as we pay him compensation to be mutually agreed upon at the time of his termination. If we cannot reach an agreement with Dr. Roth at that time, and he competes with us, we may be unable to achieve our development objectives.

WE MAY BE UNABLE TO RETAIN KEY EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL.

     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical, and managerial personnel. There is intense competition for qualified personnel in our business. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical, and managerial personnel in a timely manner would harm our research and development programs and our business.

WE ARE EXPOSED TO PRODUCT LIABILITY AND RELATED RISKS.

     The administration of drugs to humans, whether in clinical trials or commercially, can result in product liability claims even if our drugs or a collaborator's drugs are not actually at fault for causing an injury. Furthermore, our products may cause, or may appear to cause, adverse side effects or potentially dangerous drug interactions that we may not learn about or understand fully until the drug is actually manufactured and sold. Product liability claims can be expensive to defend, and may result in large judgments against us or settlements. Even if a product liability claim is not successful, the adverse publicity, time, and expense involved in defending such a claim may interfere with our business. We have no product liability insurance coverage for our clinical trials, and we may not be able to obtain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses.

ANY FUTURE ACQUISITIONS WILL CREATE RISKS AND UNCERTAINTIES.

     As part of our business strategy, we may acquire other assets, technologies, and businesses. We cannot be sure, however, that acquisition candidates will be available on terms acceptable to us. Future acquisitions that we may complete involve risks such as the following:

     o we may be exposed to unknown liabilities of acquired companies;

     o our acquisition and integration costs may be higher than we anticipated;

     o integrating or completing the development and application of acquired technologies may disrupt our business and divert management's time and attention;

     o we may be unable to retain key employees of the acquired businesses; and

     o our stockholders' ownership may be diluted if we pay for the acquisition with equity securities.

                     RISKS RELATED TO GOVERNMENT APPROVALS

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, AND WE OR OUR COLLABORATORS MAY NOT OBTAIN NECESSARY REGULATORY APPROVALS.

     The research, development, manufacture, marketing, and sale of product candidates manufactured using our technology are subject to varying degrees of regulation by a number of government authorities in the United States and other countries.

Regulation of Pharmaceutical Products

     Pharmaceutical product candidates manufactured using our technology must undergo an extensive regulatory approval process before commercialization. This process is regulated by the FDA and by comparable agencies in other countries. Our products, and products employing our technology, are regulated in the United States in accordance with the federal Food, Drug and Cosmetic Act, the Public Health Service Act, and other laws. If the product is regulated as a biologic, such as the cancer vaccines being developed by Bristol-Myers, the FDA Center for Biologics Evaluation and Research, or CBER, will require the submission and approval of a Biologic License Application, or BLA, before commercial marketing. The BLA process generally requires:

     o expensive and time-consuming preclinical studies and clinical trials to establish the safety, potency, purity, and effectiveness of each compound to be submitted with the FDA;

     o compliance with FDA good laboratory, clinical, and manufacturing practices during testing and manufacturing; and

     o continued FDA oversight of product and promotion after marketing approval is obtained.

It may be many years, if ever, until regulatory approval is obtained.

     Each manufacturer of drugs or biologics must be registered with the FDA and pass an inspection by the FDA prior to approval to manufacture products for commercial distribution. Failure to pass the inspection results in not receiving approval to market products.

     Our glycoprotein remodeling technology will require submission of Drug Master Files with CBER for the production of recombinant therapeutic glycoproteins. If we or our collaborators fail to comply with all applicable regulatory requirements, the following delays or regulatory action could result:

     o warning letters;

     o fines;

     o product recalls or seizures;

     o operating restrictions;

     o refusal of the FDA to complete review of pending market approval applications or supplements to approval applications;

     o withdrawal of previously approved product approvals;

     o civil penalties; and

     o criminal prosecution.

     We have not submitted, and we may never submit, any pharmaceutical product candidates for marketing approval to the FDA, or any other regulatory authority. In addition, Bristol-Myers has not submitted, and may never submit, its vaccines for marketing approval to the FDA, or any other regulatory authority.

     If any product manufactured using our technology is submitted for regulatory approval, it may not receive either the approvals necessary for commercialization, the desired labeling claims, or coverage or adequate levels of reimbursement under federal, state, or private healthcare insurance providers. Any delay in receiving, or failure to receive, these approvals would adversely affect our ability to generate product revenues or royalties. Even if all requisite approvals were granted, these approvals may entail commercially unacceptable limitations on the labeling claims. In addition, once an approval is granted, both a marketed drug or compound and the manufacturer are subject to continual review and inspection. Later discovery of previously unknown problems with a product or manufacturer may result in restrictions or regulatory action against the product or manufacturer, including withdrawal of the product from the market. Additional governmental regulations may delay or alter regulatory approval of any product candidate manufactured using our technology. We cannot predict the impact of adverse governmental action that might arise from future legislative and administrative action.

Regulation of Foods and Food Ingredients

     We expect that many of the products of our joint venture with McNeil will be food ingredients, including FOS and other bulking agents and nutraceutical food additives. Foods and food ingredients are subject to the provisions of the federal Food, Drug and Cosmetic Act. Food ingredients are broadly defined as any substances that may become a component, or otherwise affect the characteristics, of food. Food ingredients or ingredients used in animal feed are regulated either as substances generally recognized as safe, or GRAS, or as food additives.

     Food ingredients that are GRAS are excluded from the definition of food additives. The FDA has affirmed by regulation a number of substances as GRAS, although it is not required that a substance be affirmed as GRAS by regulation of the FDA in order to be GRAS. A manufacturer may self-affirm a substance as GRAS by making an independent determination that qualified experts would generally agree that the substance is GRAS for a particular use. If the FDA disagrees with a determination, the manufacturer must complete the food additive petition process for the substance to be approved by the FDA. Affirmation of GRAS status either by the manufacturer or regulation of the FDA would allow the manufacturer to market and sell the additive or the food containing the additive. Furthermore, a manufacturer's decision to rely on an independent determination may limit the marketability of that manufacturer's products to food manufacturers, many of whom require confirmation of GRAS status from the FDA before they will purchase substances for use in foods from third parties.

     Food ingredients that are not GRAS are regulated as food additives. All new food additives require FDA approval prior to commercialization. Information supporting the safety of a food additive is submitted to the FDA in the form of a food additive petition. The food additive petition process is generally expensive and lengthy. Commercialization of the food additive, if permitted by the FDA, often occurs several years after the petition is submitted to the FDA. The petition must establish with reasonable certainty that the food additive is safe for its intended use at the level specified in the petition. The petition is required to contain reports of safety investigations of the food additive and details regarding its physical, chemical, and biological properties. Product safety studies submitted to the FDA are typically conducted in accordance with FDA good laboratory practices requirements. If a food additive petition is submitted, the FDA may choose to reject the petition or deny any desired labeling claims. Furthermore, the FDA may require the establishment of regulations that necessitate costly and time-consuming compliance procedures.

Regulation of Infant Formula Additives

     We are collaborating with Wyeth to develop an additive to infant formula. The manufacture, composition, and labeling of infant formulas are subject to the provisions of the United States Infant Formula Act. Prior to commercializing any potential infant formula additive, an infant formula manufacturer must demonstrate that its potential additive:

     o is GRAS by previous regulation of the FDA, or is self-affirmed as GRAS by the infant formula manufacturer; or

     o is the subject of an approved food additive petition.

     Under the United States Infant Formula Act, infant formula manufacturers are required to notify the FDA of any intent to revise, add, or substitute any protein, fat, or carbohydrate in infant formula ninety days prior to the intended date of commercial distribution. During that ninety-day period, the FDA may request additional information, or deny marketing rights for the new formula. Wyeth is responsible for all regulatory activities relating to the infant formula additive. They have not yet made, and may never make, any filings with the FDA to propose inclusion of an infant formula additive manufactured using our technology. Furthermore, Wyeth may not self-affirm GRAS status of the potential infant formula additive, impairing their efforts to commercialize the infant formula additive.

     Wyeth may market infant formula containing the additive in foreign countries. Infant formula regulatory requirements vary widely from country to country, and may be more or less stringent than the FDA requirements. The time required to obtain clearances, if required, in foreign countries may be longer or shorter than that required in the United States.

WE USE HAZARDOUS MATERIALS IN OUR OPERATIONS THAT MAY SUBJECT US TO AN ENVIRONMENTAL CLAIM OR LIABILITY.

     Our research and development processes involve the controlled use of hazardous materials, chemicals, and radioactive compounds. The risk of accidental injury or contamination from these materials cannot be entirely eliminated. We do not maintain a separate insurance policy for these types of risks. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, and any liability could exceed our resources. We are subject to federal, state, and local laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

                         RISKS RELATED TO THIS OFFERING

WE MAY NEED TO RAISE ADDITIONAL MONEY, BUT WE MAY NOT BE ABLE TO DO SO WHEN NEEDED, OR ON TERMS FAVORABLE TO OUR STOCKHOLDERS.

     To fund operations until we become profitable, and to make capital investments, we may need to sell additional stock, borrow additional money, or enter into new collaborative agreements. The timing and amount of our future capital requirements will depend on many factors, including those discussed in this "Risk Factors" section.

     We may not be able to raise money when we need it. If we fail to obtain adequate funds when needed:

     o we may delay or eliminate our research and development activities, or other aspects of our business;

     o we may have to license or sell our technologies on unfavorable terms; or

     o we may have to reduce or cease operations.

     If we raise money by selling additional stock or borrowing additional money, the terms may not be favorable and may dilute the ownership of our stockholders. A debt financing may contain restrictive covenants, and, if we default, may provide the lender with rights to some or all of our assets. For example, our debt financing arrangement requires us to maintain at least $20 million of cash and short-term investments. If our cash and short-term investments fall below $20 million, we will be required to deposit with the lender cash collateral up to, but not more than, the loan's unpaid balance, which was $8.3 million as of December 31, 1999.

OUR STOCK PRICE IS HIGHLY VOLATILE.

     The market price for our common stock has been highly volatile and is likely to continue to be highly volatile. The trading prices of many biotechnology company stocks, including ours, have experienced significant price and volume fluctuations in recent months. The following factors and events may add to our stock price's volatility:

     o relatively low liquidity in the market for our common stock;

     o fluctuations in our operating results;

     o announcements of technological innovations by us or our competitors;

     o developments in our relationship with collaborative partners;

     o published reports by securities analysts;

     o progress with clinical trials;

     o governmental regulation;

     o developments in patent or other proprietary rights;

     o additions or departures of our key personnel;

     o broad market fluctuations;

     o additional sales of our securities; and

     o general market conditions.

     Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.

BECAUSE THE TOTAL PRICE YOU WILL PAY FOR YOUR SHARES IN THE OFFERING WILL BE MUCH GREATER THAN THE VALUE OF OUR ASSETS AFTER SUBTRACTING OUR LIABILITIES, THE VALUE OF YOUR INVESTMENT IN OUR COMMON STOCK WILL BE DILUTED.

     If you purchase our common stock in this offering, the price you will pay for our common stock will be much greater than the book value per share of our outstanding common stock after the offering. In addition, the total amount of our capital will be less than it would have been had you and all of the existing stockholders, optionees, and warrant holders paid the same amount per share of our common stock. Accordingly, you will suffer immediate and substantial dilution of your investment. In the past, we have issued options and warrants to buy our common stock at prices below the offering price. You will experience further dilution to the extent that additional shares of our common stock are issued upon the exercise of outstanding stock options and warrants. See "Dilution" for a detailed calculation of the dilution that will result from this offering.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.


     Of the 14,053,502 shares of common stock outstanding after this offering (assuming the underwriters do not exercise their over-allotment option), the 2,500,000 shares of common stock offered hereby and an additional 9,767,405 shares of common stock previously issued will be freely tradeable without restriction in the public market unless such shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 1,786,097 shares of common stock to be outstanding after this offering are restricted securities as that term is defined in Rule 144 under the Securities Act. In July 1999, we filed a Registration Statement on Form S-3 under the Securities Act relating to 1,500,000 shares of these restricted securities. The holder of the remaining 286,097 shares is entitled to require us either to register its shares upon demand or to use our best efforts to include its shares in registration statements we file under the Securities Act. Alternatively, this holder may sell its shares in the public market upon the expiration of certain holding periods under Rule 144 of the Securities Act, subject to the volume, manner of sale, and other limitations of Rule 144.


     Once any restricted securities are sold, either under a registration statement or under Rule 144, the common shares will be freely tradable without restriction in the public market, unless the shares are held by affiliates. We are unable to predict the effect that sales of restricted securities may have on the market price of our common stock. The sale of a significant number of additional securities, or even the possibility thereof, may lower the market price of our common stock.


     In addition, we have filed registration statements on Form S-8 under the Securities Act that cover 2,212,833 shares of common stock currently issuable under our stock option and employee stock purchase plans. Shares issued under these plans, other than shares issued to affiliates, are freely tradeable in the public market without restrictions.


     We expect that 2,087,324 shares of our common stock held by some of our existing stockholders, including all of our officers and directors, will be subject to "lock-up" agreements that will prohibit these stockholders from selling their shares for 90 days after the consummation of this offering. When the 90-day "lock-up" period expires, or if Chase Securities Inc. consents, in its sole discretion, to an earlier sale, the existing stockholders bound by those agreements will be able to sell their shares in the public market, subject to legal restrictions. If our existing stockholders sell a large number of shares in the public market, the market price of shares of common stock could decline, as these sales may be viewed by the public as an indication of an upcoming or recently occurring shortfall in our financial performance. Moreover, the perception in the public market that these stockholders might sell shares of our common stock could depress the market price of the common stock. Further, some of our existing stockholders have the right to require us to register their shares, which may facilitate their sale in the public market. See "Shares Eligible for Future Sales" for a more detailed description of the eligibility of shares of our common stock for future sales.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW, AND RIGHTS GRANTED TO THE HOLDERS OF OUR COMMON AND PREFERRED STOCK, COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY, EITHER OF WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

     In September 1997, our board of directors adopted a plan that grants each holder of our common stock the right to purchase shares of our Series A junior participating preferred stock. This plan is designed to help insure that all our stockholders receive fair value for their shares of common stock in the event of a proposed takeover of Neose, and to guard against the use of partial tender offers or other coercive tactics to gain control of Neose without offering fair value to all holders of our common stock. The plan is likely to discourage a merger or tender offer involving our securities that is not approved by our board of directors. The plan could increase the cost of effecting a merger or tender offer and could have an adverse impact on holders of our stock who might want to vote in favor of a merger or participate in a tender offer.

     Under our certificate of incorporation, our board of directors has the authority, without further action by the holders of our common stock, to issue 4,700,000 additional shares of preferred stock from time to time in series and with preferences and rights as it may designate, in addition to the 300,000 shares of Series A junior participating preferred stock already designated. These preferences and rights may be superior to those of the holders of our common stock. For example, the holders of preferred stock may be given a preference in payment upon our liquidation, or for the payment or accumulation of dividends before any distributions are made to the holders of our common stock.

     Although we have no present intention to authorize or issue any additional series of preferred stock, any authorization or issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The preferred stock may have other rights, including economic rights senior to those of our common stock, and, as a result, an issuance of additional preferred stock could adversely affect the market value of our common stock. Provisions of Delaware law may also discourage, delay or prevent someone from acquiring or merging with us. See "Description of Capital Stock--Preferred Stock" and --"Other Anti-Takeover Provisions" for a detailed description of the anti-takeover provisions in our charter document and under Delaware law.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING AND WE CANNOT ASSURE YOU THAT WE WILL EFFECTIVELY UTILIZE THE PROCEEDS.

     We intend to use the net proceeds from the sale of the common stock for ongoing research and development activities, to make capital contributions to our joint venture with McNeil, and for general corporate purposes, which may include capital expenditures and possible acquisitions of, or investments in, technology, licenses, proprietary rights, or companies that complement our business. The failure of management to apply these funds effectively could harm our business. Our management has not determined how it will allocate the proceeds among the anticipated uses. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering and you will not have the opportunity, as part of your investment decision, to assess whether management is using the proceeds appropriately. Management has flexibility to use the net proceeds for corporate purposes and cannot assure that the proceeds will be expended effectively. Until the proceeds are needed, we plan to invest them in short-term, investment grade, interest bearing securities.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements in the sections entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus, and in the documents incorporated by reference herein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this prospectus and the documents incorporated into this prospectus by reference, the words "anticipate," "believe," "estimate," "may," "expect," and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements include, among others, the statements in Management's Discussion and Analysis about our:

     o expectations for increases in operating expenses;

     o expectations for increases in research and development and general and administrative expenses in order to develop new products and manufacture commercial quantities of products;

     o expectations for the development, manufacturing, and approval of new products;

     o expectations for incurring additional capital expenditures to expand our manufacturing capabilities;

     o expectations for generating revenue or becoming profitable on a sustained basis;

     o ability to enter into additional marketing agreements and the ability of our existing marketing partners to commercialize products incorporating our technologies;

     o estimate of the sufficiency of our existing cash and cash equivalents and investments to finance our operating and capital requirements;

     o expected losses; and

     o expectations for future capital requirements.

     Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect our actual results include the following:

     o our ability to commercialize any of our products or technologies;

     o our ability to maintain our existing collaborative arrangements and enter into new collaborative arrangements;

     o our ability to develop commercial-scale manufacturing facilities;

     o our ability to protect our proprietary products, know-how, and manufacturing processes;

     o unanticipated cash requirements to support current operations or research and development;

     o the timing and extent of funding requirements for the joint venture's activities;

     o our ability to attract and retain key personnel; and

     o general economic conditions.

     These and other risks and uncertainties that could affect our actual results are discussed in greater detail in this prospectus and in our other filings with the Securities and Exchange Commission that are incorporated herein by reference. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements.

     We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                                USE OF PROCEEDS


     The net proceeds we will receive from the sale of 2,500,000 shares in this offering will be approximately $100.4 million. This is based upon an assumed public offering price of $43.00 per share, and after deducting underwriting discounts, commissions, and estimated offering expenses. If the underwriters exercise their over-allotment option in full, the net proceeds to us are estimated to be approximately $115.5 million.


     We expect to use these proceeds for ongoing research and development activities, to make capital contributions to our joint venture with McNeil, and for general corporate purposes, which may include capital expenditures and possible acquisitions of, or investments in, technology, licenses, proprietary rights, or companies that complement our technologies.

     Pending these uses, we intend to invest the net proceeds of this offering in short-term, investment grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is listed on the Nasdaq National Market under the symbol NTEC. We commenced trading on the Nasdaq National Market on February 15, 1996. The following table sets forth the high and low closing sale prices of our common stock for the periods indicated.


                                                              COMMON STOCK PRICE
                                                              -------------------
                                                               HIGH         LOW
                                                              ------       ------
YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................  $15.88       $12.13
  Second Quarter............................................  17.88         13.94
  Third Quarter.............................................  16.25          8.75
  Fourth Quarter............................................  15.38          8.00
YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................  16.75         11.38
  Second Quarter............................................  13.69          9.75
  Third Quarter.............................................  15.00          9.50
  Fourth Quarter............................................  16.75         12.69
YEAR ENDED DECEMBER 31, 2000
  First Quarter (through March 14, 2000)....................  55.00         13.75



On March 14, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $43.00 per share. There were approximately 270 record holders and 2,900 beneficial holders of our common stock as of March 14, 2000.


                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 1999:

     o On an actual basis; and

     o On a "pro forma as adjusted" basis to give effect to our receipt of the estimated net proceeds from the sale of 2,500,000 shares of our common stock.


     The information below assumes a public offering price of $43.00 as reduced for underwriting, discounts, commissions and expenses incurred in connection with this offering. The following table does not reflect 2,152,037 shares of common stock issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted-average exercise price of $12.41 per share and 10,527 shares of common stock issuable upon the exercise of an outstanding warrant as of December 31, 1999 at an exercise price of $14.25 per share.


     You should read the information below together with our consolidated financial statements and the notes appearing at the end of the financial statements included in this prospectus.


                                                                AS OF DECEMBER 31, 1999
                                                              ----------------------------
                                                                                PRO FORMA
                                                               ACTUAL          AS ADJUSTED
                                                              --------         -----------
                                                                     (IN THOUSANDS)
Long-term debt..............................................  $  7,300          $  7,300
                                                              --------          --------
Stockholders' equity:
  Preferred stock, $0.01 par value, 5,000,000
     shares authorized; none issued.........................        --                --
  Common stock, $0.01 par value; 30,000,000 shares
     authorized; 11,433,000 shares issued and outstanding
     actual; 13,933,000 shares issued and outstanding pro
     forma as adjusted......................................       114               139
  Additional paid-in capital................................   101,013           201,369
  Deferred compensation.....................................      (530)             (530)
  Deficit accumulated during the development stage..........   (59,812)          (59,812)
                                                              --------          --------
     Total stockholders' equity.............................    40,785           141,166
                                                              --------          --------
       Total capitalization.................................  $ 48,085          $148,466
                                                              ========          ========

                                    DILUTION


     Purchasers of the common stock offered by this prospectus will experience an immediate dilution in the net tangible book value of their common stock from the public offering price. The net tangible book value of our common stock as of December 31, 1999 was approximately $37.6 million or $3.28 per share. Net tangible book value per share of our common stock is equal to our net tangible assets (tangible assets less total liabilities), divided by the number of shares of common stock issued and outstanding as of December 31, 1999. Dilution per share represents the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to this offering. After reflecting the assumed sale of 2,500,000 shares of common stock offered by us hereby at the public offering price of $43.00 per share, less underwriting discounts and estimated offering expenses, the pro forma net tangible book value of our common stock as of December 31, 1999 would have been approximately $137.9 million or $9.90 per share. The change represents an immediate increase in net tangible book value per share of our common stock of $6.62 per share to existing stockholders and an immediate and substantial dilution of $33.10 per share to new investors purchasing the shares of common stock in this offering. The following table illustrates this per share dilution:



Assumed public offering price per share.....................           $43.00
  Net tangible book value per share as of December 31,
     1999...................................................  $3.28
  Increase in net tangible book value per share attributable
     to new investors.......................................   6.62
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             9.90
                                                                       ------
Dilution per share to new investors in this offering........           $33.10
                                                                       ======


     The preceding table does not reflect 2,152,037 shares of common stock issuable upon the exercise of options outstanding as of December 31, 1999 at a weighted-average exercise price of $12.41 per share and 10,527 shares of common stock issuable upon the exercise of an outstanding warrant as of December 31, 1999 at an exercise price of $14.25 per share.


     If the underwriters' over-allotment option is exercised in full, the pro forma net tangible book value of our common stock as of December 31, 1999 after giving effect to the assumed sale of 2,875,000 shares of common stock offered by us hereby at the public offering price of $43.00 per share, less underwriting discounts and estimated offering expenses, would have been approximately $153.0 million or $10.69 per share, representing an immediate dilution of $32.31 per share to new investors purchasing the shares of common stock in this offering and an immediate increase in net tangible book value per share of our common stock of $7.41 per share to existing stockholders.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following Statements of Operations Data for the years ended December 31, 1995, 1996, 1997, 1998, and 1999, and for the period from inception (January 17, 1989) through December 31, 1999, are derived from our consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants. The financial data set forth below should be read in conjunction with the sections of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and notes included elsewhere in this prospectus.

                                                                                                       PERIOD FROM
                                                                                                        INCEPTION
                                                                                                       (JANUARY 17,
                                                                                                         1989) TO
                                                             YEAR ENDED DECEMBER 31,                   DECEMBER 31,
                                              ------------------------------------------------------   ------------
                                                1995       1996       1997       1998        1999          1999
                                              --------   --------   --------   ---------   ---------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue from collaborative agreements.......  $  1,199   $  1,383   $    725   $     390   $     422     $  6,767
                                              --------   --------   --------   ---------   ---------     --------
Operating Expenses:
  Research and development..................     4,733      6,502      8,013       9,912      10,649       51,553
  General and administrative................     1,665      2,505      3,884       3,635       4,520       21,233
                                              --------   --------   --------   ---------   ---------     --------
  Total expenses............................     6,398      9,007     11,897      13,547      15,169       72,786
Interest income (expense), net..............       132      1,483      2,108       1,250       1,429        6,207
                                              --------   --------   --------   ---------   ---------     --------
Net loss....................................  $ (5,067)  $ (6,141)  $ (9,064)  $ (11,907)  $ (13,318)    $(59,812)
                                              ========   ========   ========   =========   =========     ========
Basic and diluted net loss per share........  $  (1.99)  $  (0.82)  $  (0.96)  $   (1.25)  $   (1.25)
Basic and diluted weighted-average shares
  outstanding...............................     2,550      7,494      9,405       9,556      10,678

                                                                AS OF DECEMBER 31,
                                              ------------------------------------------------------
                                                1995       1996       1997       1998        1999
                                              --------   --------   --------   ---------   ---------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and marketable securities..............  $ 11,189   $ 32,845   $ 43,303   $  32,023   $  33,235
Total assets................................    14,639     37,118     58,886      46,265      52,239
Long-term debt..............................     1,235        556      8,917       8,300       7,300
Deficit accumulated during development
  stage.....................................   (19,382)   (25,523)   (34,587)    (46,494)    (59,812)
Total stockholders' equity..................    11,733     35,120     46,954      36,013      40,785

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and related notes included in this prospectus.

OVERVIEW

     We are a leading developer of proprietary technologies for the synthesis and manufacture of complex carbohydrates. Our proprietary enzymatic technology platform enables the rapid and cost-effective synthesis of a wide range of complex carbohydrates in commercial quantities. We use our broad, enabling technology to produce complex carbohydrates for pharmaceutical, biotechnology, nutritional, and consumer product applications. Due to their structural complexity, complex carbohydrates have been difficult and expensive to produce, and their commercial development has been significantly limited.

     We have incurred operating losses each year. As of December 31, 1999, we had an accumulated deficit of approximately $60 million. We expect additional losses for some time as we expand research and development efforts, expand manufacturing scale-up activities, and begin sales and marketing activities.

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1999 AND 1998

     Revenues from collaborative agreements increased to $422,000 in 1999 from $390,000 in 1998. Substantially all of our revenues during 1999 were payments received by us under our collaborative agreements with Bristol-Myers and Wyeth. Substantially all of our revenues during 1998 were payments received by us under our collaborative agreement with Bristol-Myers.

     Research and development expenses increased to $10.6 million in 1999 from $9.9 million in 1998. The increase was primarily attributable to increased funding of outside research, and the amortization of acquired technology from Cytel Corporation.

     General and administrative expenses increased to $4.5 million in 1999 from $3.6 million in 1998. The increase was primarily attributable to increased patent and general legal expenses associated with the intellectual property acquired from Cytel Corporation, and increased business development expense.

     Interest income increased to $1.9 million in 1999 from $1.8 million in 1998 due to higher average cash and marketable securities balances during 1999. Interest expense decreased to $433,000 in 1999 from $534,000 in 1998 due to lower average loan balances outstanding during 1999.

     YEARS ENDED DECEMBER 31, 1998 AND 1997

     Revenues from collaborative agreements decreased to $390,000 in 1998 from $725,000 in 1997. Substantially all of our revenues during 1998 were payments received by us under our collaborative agreement with Bristol-Myers. Substantially all of our revenues during 1997 were payments received by us under our collaborative agreement with Abbott.

     Research and development expenses increased to $9.9 million in 1998 from $8.0 million in 1997. The increase was primarily attributable to hiring additional scientific personnel and increased purchases of laboratory supplies and services related to our collaborative agreement with McNeil, and increased funding of external research.

     General and administrative expenses decreased to $3.6 million in 1998 from $3.9 million in 1997. The decrease was primarily attributable to decreased patent and business development expenses compared to the prior year, which included expenses related to entering into our collaboration with McNeil.

     Interest income decreased to $1.8 million in 1998 from $2.7 million in 1997 due to lower average cash balances during 1998. Interest expense decreased to $534,000 in 1998 from $555,000 in 1997 due to lower average loan balances outstanding during 1998.

LIQUIDITY AND CAPITAL RESOURCES

     We have incurred operating losses each year since our inception. As of December 31, 1999, we had an accumulated deficit of approximately $60 million. We have financed our operations through private and public offerings of our securities, and revenues from our collaborative agreements. We had $33.2 million in cash and marketable securities as of December 31, 1999, compared to $32.0 million in cash and marketable securities as of December 31, 1998. This increase was primarily attributable to our completion of two private placements of common stock totaling $17.4 million. The increase was partly offset by the use of funds for the acquisition of intellectual property from Cytel Corporation and for our continuing operating activities.

     Under the terms of our joint venture with McNeil, we may be required to make additional capital contributions to fund capital expenditures. If the joint venture builds additional production facilities, and we wish to maintain our 50% ownership in the joint venture, we are required to contribute half of such expenditures, up to a maximum contribution of $8.85 million. However, we may elect to contribute as little as $1.85 million of the cost of the facilities, so long as our aggregate capital contributions are at least 15% of the joint venture's aggregate capital contributions. In this case, McNeil will fund the remainder of our half of the joint venture's capital expenditures, and our ownership percentage will be proportionately reduced. We have an option, expiring in September 2006, to return to 50% ownership in the joint venture by reimbursing McNeil for this amount. In addition, until the joint venture is profitable, McNeil is required to fund, as a non-recourse, no-interest loan, all of the joint venture's aggregate capital expenditures in excess of an agreed upon amount, and all of the joint venture's operating losses. These loans would be repayable by the joint venture to McNeil over seven years, and in the event of any dissolution of the joint venture would be payable to McNeil before any distribution of assets to us.

     We will account for our investment in the joint venture under the equity method, under which we will recognize our share of earnings and losses of the joint venture. We will record our share of the losses of the joint venture, however, only to the extent of our actual or committed investment in the joint venture. In 1999, we recorded a loss from operations of the joint venture of $345,000, which is included in research and development expense.

     On March 26, 1999, we acquired the carbohydrate manufacturing patents, licenses, and other intellectual property of Cytel Corporation. We paid $3.5 million in cash to Cytel and an additional $1.5 million in cash into escrow, the release of which is conditioned on Cytel's satisfaction, prior to September 26, 2000, of certain matters relating to the acquired patents and licenses. We have recorded the $1.5 million placed into escrow as Restricted Cash on our Consolidated Balance Sheet. Any cash remaining in the escrow account on September 26, 2000 will be returned to us and will be available for general corporate purposes.

     Because the acquired intellectual property consists of core technology with alternative future uses, we have capitalized $3.3 million of the amount paid to Cytel as Acquired Technology. The remaining $200,000 was charged to expenses in our Consolidated Statement of Operations in 1998.

     In addition, we agreed to pay Cytel up to an additional $1.6 million in cash, contingent on potential payments and revenues realized by us from certain future corporate collaborations, so long as we enter into any such collaboration by March 26, 2000. We are obligated to pay $250,000 of the $1.6 million as a result of entering into a collaboration with Wyeth. The Acquired Technology balance will be amortized to our Consolidated Statement of Operations over eight years, which we estimate to be the useful life of the technology. During the year ended December 31, 1999, we recorded amortization expense of $315,000 relating to the acquired technology.

     In 1997, we issued, through the Montgomery County (Pennsylvania) Industrial Development Authority, $9.4 million of taxable and tax-exempt bonds. The bonds were issued to finance the purchase of our previously leased building and the construction of a pilot-scale manufacturing facility within our building. The bonds are supported by an AA-rated letter of credit, and a reimbursement agreement between our bank and the letter of credit issuer. The interest rate on the bonds will vary weekly, depending on market rates for AA-rated taxable and tax-exempt obligations, respectively. During 1999, the weighted-average, effective interest rate was 6.5% per annum, including letter-of-credit and other fees. To provide credit support for this arrangement, we have given a first mortgage on the land, building, improvements, and certain machinery and equipment to our bank. In addition, we have agreed to maintain at least $20 million of cash and short-term investments. If we fail to comply with this covenant, we are required to deposit with the lender cash collateral up to, but not more than, the loan's unpaid balance, which was $8.3 million as of December 31, 1999.

     During 1997, 1998, and 1999, we purchased approximately $10.8 million, $0.8 million, and $1.2 million of property, equipment, and building improvements.

     We expect that our existing cash and short-term investments, plus the expected proceeds of this offering, will be adequate to fund our operations through at least 2001, although changes in our collaborative relationships or our business, whether or not initiated by us, may cause us to deplete our cash and short-term investments sooner than the above estimate. The timing and amount of our future capital requirements and the adequacy of available funds will depend on many factors, including if or when any products manufactured using our technology are commercialized.

RECENT ACCOUNTING PRONOUNCEMENT

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB
101). The bulletin draws on existing accounting rules and provides specific guidance on how those accounting rules should be applied, and specifically addresses revenue recognition for non-refundable technology access fees in the biotechnology industry. SAB 101 is effective for fiscal years beginning after December 15, 1999. We are evaluating SAB 101 and the effect it may have on our financial statements. At this time, we believe that SAB 101 will not have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

     We are a leading developer of proprietary technologies for the synthesis and manufacture of complex carbohydrates. Complex carbohydrates are critically important molecules in biological processes. On cell surfaces, they regulate communications with other cells, hormones, nutrients, and growth and death factors. Traditionally, complex carbohydrates have been difficult and expensive to produce in commercial quantities. Our proprietary enzymatic technology platform offers a unique approach that enables the rapid and cost-effective synthesis of a wide range of complex carbohydrates. We use our broad, enabling technology to produce complex carbohydrates for pharmaceutical, biotechnology, nutritional, and consumer product applications.

     Cancer vaccines based on carbohydrates are one biopharmaceutical application that could be enabled by our carbohydrate technology platform. We are collaborating with Bristol-Myers Squibb Company to develop a commercial manufacturing process for the ganglioside components in two therapeutic cancer vaccines licensed to Bristol-Myers from Progenics Pharmaceuticals.

     We are also developing novel applications of our technologies for large nutritional and consumer product markets. In 1999, we entered into a joint venture with the McNeil Specialty Products Division of Johnson & Johnson to manufacture and market FOS and other complex carbohydrates, including nutraceutical food additives, bulking agents for McNeil's sucralose sweetener, and other related compounds. We believe that the joint venture's technologies can yield products that are cleaner, more consistent, and significantly less expensive than identical products derived from agricultural sources. In 1999, we also entered into a collaboration agreement with Wyeth Nutritionals International, a division of American Home Products, enabling Wyeth to use our platform technology to develop and produce a bioactive carbohydrate for use in infant and pediatric nutritional formulas.

     GlycoAdvance(TM), another application of our technology platform, is used to complete and correct critical portions of therapeutic glycoproteins, which are proteins that include carbohydrate structures. We believe that GlycoAdvance may permit the continued development of some drugs by overcoming efficacy and side effect problems related to incomplete carbohydrate structures. Many biotechnology drugs on the market or in development are glycoproteins, and their associated carbohydrates are often critical to the function of the protein. Current techniques to produce glycoproteins frequently yield incomplete or incorrect complex carbohydrates, leading to problems such as decreased efficacy, adverse reactions, and manufacturing inefficiencies. Our GlycoAdvance technology uses our proprietary enzymes to add or remodel therapeutic glycoproteins to incorporate the proper human sugars in an efficient and flexible system. Examples of glycoprotein therapeutics currently on the market include erythropoietins and interferons. The top eight glycoprotein drugs accounted for more than $6.7 billion in estimated 1999 sales. There are more than 200 glycoprotein drugs currently in development. We believe that the use of GlycoAdvance technology for the production of human therapeutic glycoproteins may result in an improved pharmacokinetic profile, potentially strengthened patent claims, and significant manufacturing efficiencies.

COMPLEX CARBOHYDRATES

     Complex carbohydrates are chains of simple sugar molecules that can be joined in many different combinations. For example, four different monosaccharides can be arranged to make approximately 36,000 different complex carbohydrates. In contrast, the assembly of amino acids into proteins is much simpler than the assembly of simple sugar molecules. For example, four different amino acids can be combined to make a total of 24 distinct peptides.

     Complex carbohydrates are critically important molecules in biological processes. On cell surfaces, they regulate communications with other cells, hormones, nutrients, and growth and death factors. For example, the majority of cancers are characterized by complex carbohydrate irregularities on the cell surface that have been implicated in the process of tumor growth and metastatic disease. Complex carbohydrates also serve as the primary source of nutrition for all cells in all organisms.

     Carbohydrates are also joined together with other types of compounds. For example, complex carbohydrates can be joined to lipids, as they are in therapeutic cancer vaccines, and to proteins called glycoproteins. Many biotechnology drugs on the market or in development are glycoproteins, and their associated carbohydrates are often critical to the pharmacokinetics of proteins.

Traditional Methods

     Simple sugars can be linked in many different combinations, with each combination potentially having a different biological activity. Chemical synthesis of complex carbohydrates is difficult, time consuming, prohibitively expensive, and becomes more complex as the length of a chain increases. Most commercial complex carbohydrates are extracted from plants, which can be an unreliable source due to supply problems created by weather, political instability, contamination, and product inconsistency. Complex carbohydrates developed for pharmaceutical use are purified from animal sources; for example, heparin, a multi-billion dollar per year pharmaceutical product, is now derived largely from pig intestines. Some of these animal sources may not be desirable from a regulatory or safety perspective.

     Glycoproteins are currently produced in non-human mammalian cell expression systems. Current methods often results in incomplete or incorrect glycosylation. Glycosylation refers both to the linkage pattern of carbohydrate molecules, and to the process of creating or modifying these linkages. The impact of incomplete or incorrect glycosylation includes reduced half-life of the injected drug, increased dosing level or frequency, and increased immunogenicity. Incomplete glycosylation can also result in production inefficiencies, including lower production yields, higher purification costs, and increased capital and facilities requirements. Conventional methods of solving these problems of incomplete or incorrect glycosylation include choice of cell types for use in cell expression systems, cell re-engineering, cell culture media optimization, and purification of the most complete glycoforms during recovery. These approaches are expensive and ineffective.

Our Enzymatic Glycosylation Technology

     Our proprietary enzymatic glycosylation technology is applicable to all natural complex carbohydrates, and makes feasible the rapid and cost-effective synthesis of commercial quantities of a wide range of complex carbohydrates. Our methods can produce complex carbohydrates that are attached to lipids, as in therapeutic cancer vaccines, are attached to proteins, as in recombinant therapeutic glycoproteins, or are solely carbohydrates, as found in human breast milk.

     Our manufacturing methods offer an alternative to unpredictable, scarce, or undesirable natural sources and to cumbersome, expensive, and time consuming chemical synthesis of complex carbohydrates. Although identical to natural compounds, enzymatically-produced complex carbohydrates are cleaner and more homogeneous. Our technology is also capable of correcting or completing the human carbohydrate patterns on glycoproteins, potentially resulting in improved pharmacokinetic profiles and manufacturing efficiencies.

     Our proprietary enzymatic technology synthesizes specific chemical linkages among individual sugar molecules. These enzymes, which are referred to as glycosyltransferases, are catalysts that link sugars together in highly specific ways. Glycosyltransferases synthesize linkages rapidly, efficiently, and can be used continuously for months before replacement. We have developed recombinant methods of producing the glycosyltransferases necessary to manufacture many naturally occurring complex carbohydrates.

     Our glycosylation synthesis technology leadership position was enhanced significantly by our acquisition of related technologies from Cytel Corporation in 1999. While we had been primarily focused on the use of multiple glycosyltransferases to link simple sugars, Cytel was focused primarily on other enzymes. We have identified areas of Cytel's technology that, coupled with our existing synthesis technology, have significantly broadened our enzymatic glycosylation technology platform.

OUR STRATEGY

     Our strategy is to enhance our position as the leading developer of technologies for the synthesis and manufacture of complex carbohydrates. The following are the key elements of our strategy:

     o Strengthen Our Technology Leadership Position in Carbohydrate Manufacture. We have a leadership position in cost-effective production methods for a variety of complex carbohydrates. We expect to continue our internal efforts in research and development, to pursue in-licensing opportunities, sponsor academic research, and to acquire complementary technologies. Our acquisition of closely related technologies from Cytel Corporation during 1999 enabled us to broaden our technology platform.

     o Leverage the Use of Our Technologies in the Pharmaceutical and Biotechnology Markets. Our collaborative agreement with Bristol-Myers illustrates our enabling technology's applicability to the development of biopharmaceutical therapeutics. In addition, we are currently using our GlycoAdvance glycoprotein remodeling technology to modify glycoproteins, on an evaluative basis, for a number of major biopharmaceutical companies. We are seeking additional collaborations with both biotechnology and pharmaceutical firms to incorporate our GlycoAdvance technology into their drug development programs.

     o Expand the Use of Our Technologies in the Nutritional and Consumer Product Markets. Our existing joint venture, collaborative, and licensing relationships with McNeil and Wyeth demonstrate our ability to extend our technology platform into additional markets. We are seeking additional collaborations for the development of other nutritional and consumer applications.

OUR MAJOR PROJECTS

     We are using our broad, enabling technology to produce complex carbohydrates for a variety of product candidates. The table below lists major projects under development that use applications of our technology platform:

------------------------------------------------------------------------------------------------------------
PRODUCT APPLICATION          | TYPE OF COMPOUND      | COLLABORATOR          | STATUS                       |
PHARMACEUTICAL AND           |                       |                       |                              |
BIOTECHNOLOGY APPLICATIONS:  |                       |                       |                              |
  Cancer vaccine for         | Ganglioside           | Bristol-Myers Squibb  | Phase III clinical           |
  malignant melanoma         | (glycolipid)          | Company               | trials--We are developing    |
                             |                       |                       | novel proprietary            |
                             |                       |                       | manufacturing processes and  |
                             |                       |                       | expect to be the commercial  |
                             |                       |                       | manufacturer                 |
------------------------------------------------------------------------------------------------------------
  Cancer vaccine being       | Ganglioside           | Bristol-Myers         | Phase II clinical trials to  |
  developed for a variety of | (glycolipid)          |                       | begin in early 2000--We are  |
  indications, including     |                       |                       | developing novel proprietary |
  colorectal cancer,         |                       |                       | manufacturing processes and  |
  lymphoma, small cell lung  |                       |                       | expect to be the commercial  |
  cancer, sarcoma, gastric   |                       |                       | manufacturer                 |
  cancer and neuroblastoma   |                       |                       |                              |
------------------------------------------------------------------------------------------------------------
  Glycoprotein drugs using   | Therapeutic           | Biopharmaceutical     | We are conducting a number   |
  GlycoAdvance               | glycoproteins with    | companies             | of evaluation projects and   |
                             | correct and complete  |                       | developing long-term         |
                             | glycosylation         |                       | collaboration and licensing  |
                             |                       |                       | opportunities                |
------------------------------------------------------------------------------------------------------------
NUTRACEUTICAL AND            |                       |                       |                              |
CONSUMER PRODUCT             |                       |                       |                              |
APPLICATIONS:                |                       |                       |                              |
  Nutritional products:      | FOS and other novel   | McNeil Specialty      | Initial commercial plant to  |
      o Novel bulking agents | complex carbohydrates | Products Division of  | be completed in early 2000;  |
        for sucralose        |                       | Johnson & Johnson     | negotiations with major      |
        sweetener            |                       |                       | potential customers          |
      o Nutraceutical food   |                       |                       | underway; research and       |
        supplements          |                       |                       | development of various new   |
      o Food bulking agents  |                       |                       | products                     |
      o Animal feed          |                       |                       |                              |
        supplements          |                       |                       |                              |
------------------------------------------------------------------------------------------------------------
  Oral health products       | Novel complex         | McNeil                | Research collaboration with  |
                             | carbohydrate          |                       | University of Pennsylvania   |
                             |                       |                       | Dental School                |
------------------------------------------------------------------------------------------------------------
  Infant nutritional formula | Bioactive carbohydrate| Wyeth Nutritionals    | Research and development     |
  supplement                 |                       | International, a      | collaboration                |
                             |                       | division of American  |                              |
                             |                       | Home Products         |                              |
------------------------------------------------------------------------------------------------------------

PHARMACEUTICAL AND BIOTECHNOLOGY APPLICATIONS

Therapeutic Cancer Vaccines

     Under an agreement with Bristol-Myers, we are developing proprietary technologies that enable cGMP processes for the manufacture of two gangliosides for use as the active pharmaceutical ingredients in two cancer vaccines being developed by Bristol-Myers. Both vaccine candidates have been licensed to Bristol-Myers from Progenics Pharmaceuticals.

     The first of these vaccine candidates, GMK, is in Phase III clinical trials for the treatment of malignant melanoma. We estimate that there are 300,000 melanoma patients in the United States today. The American Cancer Society estimated that 44,000 new cases of melanoma in the United States were diagnosed in 1999. The ganglioside GM2 is overexpressed in malignant melanoma cells, and is being used as an antigen to stimulate the patient's immune system to eliminate tumor cells. We are developing a complete, synthetic, enzymatic manufacturing process for the active compound, under cGMP conditions, for use in clinical trials and for commercial distribution upon approval.

     The second vaccine candidate, MGV, is also being developed for a variety of other cancer indications, including colorectal cancers, lymphoma, sarcoma, small cell lung cancer, gastric cancer, and neuroblastoma. The vaccine is based on a combination of the gangliosides GM2 and GD2, both of which are enriched on the surfaces of a number of tumor cell types. In addition to the process we are developing for GM2, we will also use our proprietary technology to develop a manufacturing process for GD2. We will then produce both GM2 and GD2 for the MGV vaccine for use in subsequent clinical trials and for commercial use upon approval.

     Under our current agreements with Bristol-Myers, we expect to be paid for process development, for the delivery of qualified materials for clinical trial use, and for stability and other pre-launch needs. If Bristol-Myers proceeds with GMK or MGV, we expect to enter into a mutually exclusive long-term manufacturing and supply agreement to provide Bristol-Myers with commercial requirements for the vaccines.

GlycoAdvance Glycoprotein Remodeling Technology

     Our GlycoAdvance technology uses our proprietary enzymes to add or remodel therapeutic glycoproteins to incorporate the proper human sugars in an efficient and flexible system. We believe that GlycoAdvance may permit the continued development of some drugs by overcoming efficacy and side effect problems related to incomplete carbohydrate structures. We also believe that the use of GlycoAdvance in the production of human therapeutic glycoproteins may result in improved pharmacokinetic profiles, potentially strengthened patent claims, and significant manufacturing efficiencies. GlycoAdvance can be incorporated easily into the manufacturer's production system as a post-secretion modification of the expressed protein. Estimated 1999 sales of the top eight selling glycoprotein drugs were greater than $6.7 billion. Of the approximately 350 biotechnology drugs currently in development, more than 200 are glycoproteins. We believe that our glycoprotein remodeling technologies are potentially applicable to many of these drugs.

                                   [GRAPHIC]

In the printed version of the document, a graph appears which depicts the following plot points:

     A good example of the importance of glycosylation can be seen by comparing two similar interferon drugs: Betaseron(TM) and AVONEX(TM). Betaseron is expressed in E. coli, AVONEX in Chinese hamster ovary cells. Because bacteria do not add sugars to proteins, Betaseron is not glycosylated. On the other hand, AVONEX is manufactured using a mammalian expression system, which can produce varying levels of glycosylated proteins. Published research shows AVONEX is ten times more potent per milligram than Betaseron, a difference directly related to the carbohydrate molecules attached to the AVONEX drug. This results in a recommended dosage for AVONEX of 30 micrograms, once per week, intramuscularly, compared with 250 micrograms, every other day, subcutaneously for Betaseron. In 1999, the worldwide market share for AVONEX was approximately 60% of total interferon sales, estimated to be $1.0 billion.

     We are using GlycoAdvance to modify glycoproteins for a number of major biopharmaceutical companies on an evaluative basis. In collaboration with these biopharmaceutical companies, we have shown that GlycoAdvance technology can increase the efficiencies and in vivo half-lives of recombinant glycoproteins produced in mammalian expression systems. We are actively seeking to establish longer-term collaborative relationships for use of GlycoAdvance in drug development and manufacture.

NUTRACEUTICALS AND CONSUMER PRODUCT APPLICATIONS

Joint Venture with McNeil

     In late 1999, we entered into a joint venture with McNeil for the large-scale enzymatic production of FOS and other complex carbohydrates. The construction of the joint venture's initial commercial manufacturing plant in Athens, Georgia will be completed in early 2000. Validation procedures for the new plant are currently underway. We expect the joint venture to begin production of its initial commercial products during 2000.

     The joint venture is focused on the development and marketing of FOS and other related compounds for a number of large commercial applications, including:

     o Novel bulking agents for sucralose, McNeil's recently approved no-calorie sweetener;

     o Nutraceutical food ingredients or dietary supplements that foster the growth of desirable bacteria in the human gastrointestinal tract;

     o Low-cost, high-quality ingredients for use in foods such as cereals and ice creams;

     o Antibiotic replacements in animal and poultry feeds; and

     o Oral health products.

     Sucralose Bulking Agent. McNeil's primary impetus for the initial research collaboration with us was the need for a high-quality, healthful, attractively-priced soluble fiber to be used in products with McNeil's recently approved no-calorie sweetener, sucralose. McNeil is developing consumer products combining the joint venture's bulking agent with sucralose. These products are expected to have the mass, look, feel, texture, and cooking properties of table sugar. The joint venture is also developing bulking agents for use in industrial food applications in combination with McNeil's sucralose.

     Nutraceutical Food Ingredients. The joint venture plans to sell FOS products to food and nutritional companies for nutraceutical applications. FOS is useful as a soluble dietary fiber, and promotes the growth of helpful bacteria called bifidobacteria. Although these products have become popular in various international markets, especially Japan, significant markets have not yet been established in the United States.

     Food Ingredients, Animal Feed, and Oral Health Products. Other applications under consideration include development of FOS and other compounds to replace polydextrose, which is currently used as the bulking agent in a wide variety of low fat and reduced-calorie food products like diet ice creams, gums, dressings, spreads, jams, and peanut butter. Although polydextrose is inexpensive and widely used in food products, it is not favored as a food ingredient because of the taste, color, and adverse side effects that result from its use. We also believe that use of FOS compounds in animal and poultry feeds may have significant health benefits, eventually allowing the replacement of current antibiotic supplements routinely added in poultry and animal feeds. The joint venture is also funding research being conducted at the University of Pennsylvania Dental School on the potential use of other compounds as oral health products. Opportunities in these areas are still at early stages of exploration.

     The joint venture is owned equally by Neose and McNeil. Neose and McNeil each contributed intellectual property to the joint venture. In addition, McNeil contributed to the joint venture the initial commercial manufacturing facility, for which 50% of the cost will be reimbursed by the joint venture.

     If the joint venture builds additional production facilities, and we wish to maintain our 50% ownership in the joint venture, we are required to contribute half of the expenditures, up to a maximum contribution of $8.85 million. However, we may elect to contribute as little as $1.85 million of the cost of the facilities, so long as our aggregate capital contributions are at least 15% of the joint venture's aggregate capital contributions. In this case, McNeil will fund the remainder of our half of the joint venture's capital expenditures, and our ownership percentage will be proportionately reduced. We have an option, expiring in September 2006, to return to 50% ownership in the joint venture by reimbursing McNeil for these amounts. In addition, until the joint venture is profitable, McNeil is required to fund, as a non-recourse, no-interest loan, all of the joint venture's aggregate capital expenditures in excess of an agreed upon amount, and all of the joint venture's operating losses. These loans would be repayable by the joint venture to McNeil over seven years, and in the event of any dissolution of the joint venture would be payable to McNeil before any distribution of assets to us. McNeil has the exclusive right to purchase the joint venture's bulking agent for use in specified consumer product applications at a constant mark-up over the joint venture's cost.

     We will account for our investment in the joint venture under the equity method, under which we will recognize our share of earnings and losses of the joint venture. We will record our share of the losses of the joint venture, however, only to the extent of our actual or committed investment in the joint venture.

Infant Formula Additive

     During 1999, we entered into an agreement with Wyeth to develop a manufacturing process for bioactive carbohydrate to be used as an ingredient in Wyeth's infant and pediatric nutritional formula products. We will develop a large-scale manufacturing process for this ingredient, and Wyeth plans the introduction of this proprietary ingredient into its infant formula lines. We will receive contract development payments and milestone payments, and will sell product to Wyeth upon commercialization. Wyeth is a leading global infant formula manufacturer with products distributed in more than 90 countries.

OTHER PROGRAMS

     Carbohydrates are involved in many critical biological functions and may be broadly useful as pharmaceutical compounds. We are seeding and cultivating a number of early stage research projects on promising, carbohydrate-based therapeutic approaches. We do not intend to proceed beyond early stage clinical trials on any pharmaceutical product without a suitable partner for late stage development and commercialization.

     Abbott Laboratories has a non-exclusive license to use our technology to manufacture and commercialize, for nutritional purposes only, any complex carbohydrate naturally found in human breast milk. If Abbott commercializes any products manufactured using our technology, we will receive fees from Abbott tied to commercial quantities.

PATENTS AND PROPRIETARY RIGHTS

     We solely own 18 issued U.S. patents, we co-own 2 issued U.S. patents, and have licensed 45 issued U.S. patents from 8 institutions. In addition, we own or have licensed over 40 patent applications pending in the United States. There are a number of U.S. and foreign patent applications related to our owned and licensed patents. We have licensed, or have an option to license, patents and patent applications from the following institutions: University of California, The Scripps Research Institute, University of Pennsylvania, Japan Tobacco, Inc., University of Michigan, Marukin Shoyu Co., Ltd., Celltech Therapeutics Limited, University of Arkansas, University of British Columbia, Rockefeller University, University of Alberta, Genencor International, National Research Council Canada, Harvard University, and University of Washington.

GOVERNMENT REGULATION

     Products manufactured using our technology, and our manufacturing and research activities, will be subject to varying degrees of regulation by a number of government authorities in the United States and other countries. The development, manufacture, marketing, and sale of products manufactured using our technology will be subject to one of the following regulatory review processes:

     o pharmaceutical--new drug application or biologic license application;

     o infant formula additive--new infant formula submission; or

     o foods and food ingredients--either self-affirmed to be or notified as GRAS or food additive petition process.

     Generally, pharmaceuticals are regulated more rigorously than foods and food ingredients. Infant formula additives are special types of food ingredients that are regulated more rigorously than most other types of food ingredients.

     Our operations are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other similar federal, state, and local laws, rules, and regulations governing laboratory activities, waste disposal, handling dangerous materials, and other matters. We voluntarily comply with the National Institutes of Health Guidelines for Research Involving Recombinant DNA Technologies.

Regulation of Pharmaceutical Product Candidates

     We are developing proprietary processes for the manufacture of complex carbohydrates for two cancer vaccines being developed by Bristol-Myers. Our research and development activities regarding, and the future manufacturing and marketing of, our pharmaceutical product candidates, as well as the Bristol-Myers vaccines, are and will be subject to significant regulation by numerous governmental authorities in the United States and other countries. Pharmaceutical products intended for therapeutic use in humans are governed principally by the federal Food, Drug and Cosmetic Act, Public Health Service Act, and FDA regulations in the United States, and by comparable laws and regulations in foreign countries. The federal Food, Drug and Cosmetic Act and other federal statutes and regulations govern the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of pharmaceutical products. The process of completing pre-clinical and clinical testing and obtaining FDA approval for a new pharmaceutical product requires a number of years and the expenditure of substantial resources.

     Following drug discovery, the steps required before a new pharmaceutical product may be marketed in the United States include:

     o preclinical laboratory and animal tests;

     o the submission to the FDA of an Investigational New Drug application;

     o human clinical and other studies to assess safety and parameters of use;

     o adequate and well-controlled clinical trials, typically conducted in three phases, to establish the safety and effectiveness of the drug;

     o the submission of a New Drug Application or Biologic License Application to the FDA;

     o and FDA approval of the New Drug Application or Biologic License Application prior to any promotion, commercial sale, or shipment of the drug.

     Clinical trials are typically conducted in three sequential phases, which may overlap. Phase I clinical trials are designed to determine the metabolic and pharmacologic effects of the drug in humans, the side effects associated with increasing doses, and, possibly, to obtain early indications of efficacy. These studies generally involve a small number of healthy volunteer subjects, but may be conducted on people with the disease the drug is intended to treat. Phase II studies are conducted to evaluate the effectiveness of the drug for a particular indication and thus involve patients with the disease under study. These studies also provide evidence of the short-term side effects and risks associated with the drug. Phase III studies are generally designed to provide the substantial evidence of safety and effectiveness of a drug required to obtain FDA approval. They often involve a substantial number of patients in multiple study centers and may include chronic administration of the drug in order to assess the overall benefit-risk relationship of the drug. A clinical trial may combine the elements of more than one phase, and typically two or more Phase III studies may be required. Typical estimates of the total time required for completing such clinical testing vary between four and ten years. For marketing outside the United States, foreign regulatory requirements govern human clinical trials and marketing approval for drugs. The requirements relating to the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country.

Third Party Reimbursement

     Our ability and our collaborator's ability to commercialize successfully drug products may depend in part on the extent to which coverage and reimbursement for the cost of such products will be available from government health administration authorities, private health insurers, and other organizations. Significant uncertainty exists as to the reimbursement status of new therapeutic products and we cannot be sure that third-party reimbursement would be available for therapeutic products we or our collaborators might develop. Health care reform especially as it relates to prescription drugs is an area of increasing national attention and a priority of many governmental officials. Certain reform proposals, if adopted, could impose limitations on the prices we will be able to charge in the United States for our products or the amount of reimbursement available for our products or the amount of reimbursement available for our products from governmental agencies or third-party payors.

Regulation of Infant Formula Additives

     We are collaborating with Wyeth to develop a complex carbohydrate as a potential nutritional additive to infant formula. The manufacture, composition, and labeling of infant formulas are subject to the provisions of the United States Infant Formula Act. Prior to commercializing any potential infant formula additive, an infant formula manufacturer must demonstrate that its potential additive:

     o is GRAS either by previous regulation of the FDA, or is self-affirmed as GRAS by the infant formula manufacturer; or

     o is the subject of an approved food additive petition.

     Under the United States Infant Formula Act, infant formula manufacturers are required to notify the FDA of any intent to revise, add, or substitute any protein, fat, or carbohydrate in infant formula ninety days prior to the intended date of commercial distribution. This new infant formula submission must contain the quantitative formulation of the new infant formula, a description of any reformulation or change in processing, and assurances that the new infant formula will not be marketed without complying with the nutrient and quality factor requirements and cGMP control requirements. Upon notification, the FDA has a ninety-day period, in which to request additional information, or deny marketing rights for the new formula. If no response is received from the FDA within the ninety-day period, the manufacturer may proceed with commercial sales of the newly formulated product. Under our agreement, Wyeth is responsible for all regulatory activities relating to the infant formula additive. Wyeth has not yet made, and may never make, any filings with the FDA to propose inclusion of an infant formula additive manufactured using our technology. Their efforts to commercialize any infant formula additive may be materially and adversely affected if they do not self-affirm GRAS status of this potential infant formula additive.

     Wyeth may market infant formula containing this additive in foreign countries. Infant formula regulatory requirements vary widely from country to country, and may be more or less stringent than FDA requirements. The time required to obtain clearances, if required, in foreign countries may be longer or shorter than that required in the United States.

Regulation of Foods and Food Ingredients

     The initial product to be manufactured by our McNeil joint venture will be regulated as a food ingredient. Foods and food ingredients are subject to the provisions of the federal Food, Drug and Cosmetic Act. Food ingredients are broadly defined as any substances that may become a component, or otherwise affect the characteristics, of food. Food ingredients are regulated either as substances GRAS or as food additives.

     Food ingredients that are GRAS are excluded from the definition of food additives. The FDA has affirmed by regulation a number of substances as GRAS, although it is not required that a substance be affirmed as GRAS by regulation of the FDA in order to be GRAS. Alternatively, under a new proposed regulatory framework, a manufacturer may submit GRAS notification to the FDA claiming that a food ingredient is GRAS. The FDA generally will respond to the notification within approximately ninety days as to whether there is sufficient evidence to support the notifier's conclusion that the substance is GRAS. A positive response from the FDA indicates that it has no objection to the notifier's conclusion that a substance is a GRAS. A manufacturer also may self-affirm a substance as GRAS by making an independent determination that qualified experts would generally agree that the substance is GRAS for a particular use. If the FDA disagrees with the manufacturer's self determination or GRAS notification, the manufacturer generally must submit a food additive petition to obtain approval to market the food ingredient. If the FDA disagrees with a determination, the manufacturer must complete the food additive petition process for the substance to be approved by the FDA. Affirmation of GRAS status either by the manufacturer or regulation of the FDA would allow the manufacturer to market and sell the additive or the food containing the additive. Furthermore, a manufacturer's decision to rely on an independent determination may limit the marketability of that manufacturer's products to food manufacturers, many of whom require confirmation of GRAS status from the FDA before they will purchase substances for use in foods from third parties.

     Food ingredients that are not GRAS are regulated as food additives. All new food additives require FDA approval prior to commercialization. Information supporting the safety of a food additive is submitted to the FDA in the form of a food additive petition. The food additive petition process is generally expensive and lengthy. Commercialization of the food additive, if permitted by the FDA, often occurs several years after the petition is submitted to the FDA. The petition must establish with reasonable certainty that the food additive is safe for its intended use at the level specified in the petition. The petition is required to contain reports of safety investigations of the food additive and details regarding its physical, chemical, and biological properties. Product safety studies submitted to the FDA are typically conducted in accordance with FDA good laboratory practices requirements. If a food additive petition is submitted, the FDA may choose to reject the petition or deny any desired labeling claims. Furthermore, the FDA may require the establishment of regulations that necessitate costly and time-consuming compliance procedures.

COMPETITION

     Some companies are producing by enzymatic and other means a limited variety of complex carbohydrates. Although we do not believe any of these companies has the ability currently to manufacture a wide variety of human carbohydrate products in quantities sufficient for commercialization, any of these companies may develop technologies superior to our technologies. In addition, some companies are investigating novel methods of chemical synthesis, sometimes with enzymatic steps, to produce commercial quantities of complex carbohydrates. These and other efforts by potential competitors may be successful or other methods of carbohydrate synthesis which compete with our technologies, may be developed.

     Our joint venture's products may face significant competition. FOS products that may be produced by the joint venture for nutraceutical applications will face competition from existing FOS products. Principal competitors in this area include a Japanese company, Meiji Seika Kaisha, which sells FOS products under the brand name, Meioligo(TM), a European joint venture, Beghin-Meiji Industries, which sells its FOS products under the brand name Actilight(TM), and a European company, Orafti, which sells its FOS products under the brand names Raftiline(TM) and Raftilose(TM). Another planned joint venture product will be added to McNeil's sucralose sweetener as a bulking agent. These products will in turn compete with other natural and artificial sweeteners. The joint venture will also sell this bulking agent directly to other users for use in such items as cake mixes, low-fat cookies, or ice cream. There is significant competition from other bulking agents in this market as well, and thus the ability to produce the bulking agent at an attractive price and to offer other product features will be important.

     Our glycoprotein remodeling technology will compete with several alternative technologies that seek to improve therapeutic glycoproteins as drugs. A number of companies are developing technologies that will compete with our glycoprotein remodeling technology, to increase the dosing level achievable without side effects and the half-life of these proteins in humans, thus reducing the frequency of required injections. These competitive technologies include microsphere encapsulation, polyethelyne glycol modification, and human albumin fusion.

MANUFACTURING

     We intend to manufacture complex carbohydrates. To commercialize our products, we must manufacture our products in commercial quantities under cGMP prescribed by the FDA, at acceptable costs.

     We believe we have the capacity to produce, in our existing facility, adequate quantities of the active pharmaceutical ingredients required by Bristol-Myers for its GMK and MGV cancer vaccines for clinical trials and commercial launch. We believe we have the capacity to develop scalable manufacturing processes required for our collaboration with Wyeth in our existing facilities, although we currently estimate that we will require additional facilities to produce these ingredients at commercial scale. We will need to develop commercial-scale manufacturing facilities meeting cGMP, or depend on our collaborators, licensees, or contract manufacturers for the commercial manufacture of our potential products.

     The joint venture's initial commercial manufacturing plant is scheduled to be completed in early 2000. The initial plant is located in Athens, Georgia. In order to expand manufacturing capacity for the joint venture, the joint venture would need to construct additional facilities. We have the capacity, in our current facility in Horsham, Pennsylvania, to manufacture the quantities of enzyme required to supply the initial commercial manufacturing facility in Georgia.

MARKETING, DISTRIBUTION, AND SALES

     We have no experience or capability in marketing, distributing, or selling products. If we commercialize any products, we will have to develop a sales force or rely on our collaborators, licensees, or arrangements with others to provide marketing, distribution, and sales support for these products.

EMPLOYEES

     As of December 31, 1999, we employed 68 individuals, consisting of 51 employees engaged in research and development activities and 17 employees devoted to business development, finance, and administrative activities. Our staff includes carbohydrate biochemists as well as scientists with expertise in organic chemistry, analytic chemistry, molecular biology, microbiology, cell biology, scale-up manufacture, and regulatory affairs. A significant number of our employees have prior experience with pharmaceutical or biotechnology companies, and in the food industry, and many have specialized training in carbohydrate technology. None of our employees is covered by collective bargaining agreements. We believe we have good relations with our employees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information regarding our directors and executive officers as of December 31, 1999:

NAME                                         AGE      POSITION
----                                         ---      --------
Stephen A. Roth, Ph.D..................      57       Chairman, Chief Executive Officer, and Director

                                                      President, Chief Financial Officer, and
P. Sherrill Neff.......................      48       Director

Edward J. McGuire, Ph.D................      62       Vice President, Research and Development

David A. Zopf, M.D.....................      57       Vice President, Drug Development

William F. Hamilton, Ph.D..............      60       Director

Douglas J. MacMaster, Jr...............      69       Director

Mark H. Rachesky, M.D..................      40       Director

Lindsay A. Rosenwald, M.D..............      44       Director

Lowell E. Sears........................      48       Director

Jerry A. Weisbach, Ph.D................      66       Director

     Our current directors and executive officers, along with their backgrounds, are as follows:

     Stephen A. Roth, Ph.D., has served on our Board since 1989, and as Chairman and Chief Executive Officer since August 1994. Dr. Roth co-founded Neose. From 1992 until August 1994, he served as Senior Vice President, Research and Development, and Chief Scientific Officer. Dr. Roth was on the faculty of the University of Pennsylvania from 1980 to 1994, and was Chairman of Biology from 1982 to 1987. Dr. Roth received his A.B. in biology from The Johns Hopkins University, and his Ph.D. in developmental biology from the Case Western Reserve University. He completed his post-doctorate training in carbohydrate chemistry at The Johns Hopkins University.

     P. Sherrill Neff has served as our President and Chief Financial Officer, and as a director of Neose since December 1994. From 1993 to December 1994, Mr. Neff was Senior Vice President, Corporate Development at U.S. Healthcare, Inc., a managed healthcare company. From 1984 to 1993, he worked at Alex. Brown & Sons Incorporated, an investment banking firm, where he held a variety of positions, most recently as Managing Director and Co-Head of the Financial Services Group. Mr. Neff received his B.A. in religion from Wesleyan University, and his J.D. from the University of Michigan Law School. Mr. Neff is a director of Resource America, Inc., a publicly held specialty financial services company.

     Edward J. McGuire, Ph.D., has served as our Vice President, Research and Development since April 1990. He is responsible for leading the complex carbohydrate synthesis team. Dr. McGuire was a member of the faculty of the University of Pennsylvania from 1985 to April 1990. From 1984 to 1985, Dr. McGuire served as a Senior Researcher at Genetic Engineering, Inc., a biotechnology company. Dr. McGuire received his B.A. in biology from Blackburn College, his Ph.D. in biochemistry/chemistry from the University of Illinois Medical School.

     David A. Zopf, M.D., has served as our Vice President, Drug Development since April 1992. From April 1988 to July 1991, Dr. Zopf served as Vice President and Chief Operating Officer of BioCarb, Inc., a biotechnology company and the U.S. subsidiary of BioCarb AB, where he managed the research and development programs of novel carbohydrate-based diagnostics and therapeutics. Dr. Zopf received his A.B. from Washington University, and his M.D. from Washington University School of Medicine.

     William F. Hamilton, Ph.D., has served on our Board since 1991. Dr. Hamilton has served on the University of Pennsylvania faculty since 1967, is the Landau Professor of Management and Technology, and Director of the Jerome Fisher Program in Management and Technology at The Wharton School and the School of Engineering and Applied Science. He serves as a director of the following publicly held companies: Digital Lightwave, Inc., a manufacturer of telecommunications test equipment; Hunt Manufacturing Co., a manufacturer of art and office supplies; and Marlton Technologies, Inc., a trade show supply company. Dr. Hamilton received his B.S. and his M.S. in chemical engineering and his M.B.A. from the University of Pennsylvania, and his Ph.D. in applied economics from the London School of Economics.

     Douglas J. MacMaster, Jr. has served on our Board since May 1993. Mr. MacMaster served as Senior Vice President of Merck & Co., Inc. from 1988 to 1992, where he was responsible for worldwide chemical and pharmaceutical manufacturing, the Agvet Division, and the Specialty Chemicals Group. From 1985 to 1988, Mr. MacMaster was President of the Merck Sharp Dohme Division of Merck. He was an employee of Merck for 30 years. Mr. MacMaster serves as a director of the following publicly held companies: American Precision Industries, Inc., a heat transfer and precision equipment manufacturing company; and Martek Biosciences Corp., a biological products manufacturing company. He received his B.A. from St. Francis Xavier University and his J.D. from Boston College Law School.

     Mark H. Rachesky, M.D., has served on our Board since 1999. Dr. Rachesky is the founder and President of MHR Fund Management LLC and affiliates, investment managers of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. From February 1990 through June 1996, Dr. Rachesky was employed by Carl C. Icahn, initially as a senior investment officer and for the last three years as sole Managing Director of Icahn Holding Corporation, and acting chief investment advisor. Dr. Rachesky is currently on the board of directors of Samsonite Corporation. Dr. Rachesky is a graduate of Stanford University School of Medicine, and Stanford University School of Business. Dr. Rachesky graduated from the University of Pennsylvania with a major in Molecular Aspects of Cancer.

     Lindsay A. Rosenwald, M.D., has served on our Board since 1989, and served as our Chairman since August 1994. He is an investment banker, a venture capitalist, and a fund manager. Dr. Rosenwald has served as Chairman of Paramount Capital, Inc., an NASD member broker dealer, since 1992; Chairman of Paramount Capital Investments, LLC, a merchant and investment bank, since 1996; and Chairman of Paramount Capital Asset Management, Inc., which manages the investment of several funds specializing in the biotechnology sector, since 1994. He is also a director of Interneuron Pharmaceuticals, Inc., a publicly held biotechnology company. Dr. Rosenwald received his B.S. in finance from Pennsylvania State University, and his M.D. from Temple University School of Medicine.

     Lowell E. Sears has served on our Board since September 1994. He has been a private investor involved in portfolio management and life sciences venture capital since April 1994. From 1988 until April 1994, Mr. Sears was Chief Financial Officer of Amgen Inc., a pharmaceutical company, and from 1992 until 1994, he also served as Senior Vice President responsible for the Asia-Pacific region. Mr. Sears is a director of Techne Corp., a publicly held biological products manufacturing company. Mr. Sears received his B.A. in economics from Claremont McKenna College and his M.B.A. from Stanford University.

     Jerry A. Weisbach, Ph.D., has served on our Board since May 1993. From 1988 to July 1994, he served as Director of Technology Transfer and Adjunct Professor at The Rockefeller University. Dr. Weisbach served as Vice President of Warner-Lambert Company from 1981 to 1987 and President, Pharmaceutical Research Division from 1979 to 1987, where he was responsible for all pharmaceutical research and development activities. Dr. Weisbach serves as a director of Inkine Pharmaceutical Company, Inc., a publicly held biopharmaceutical company. Dr. Weisbach received his B.S. in chemistry from Brooklyn College, and his M.A. and his Ph.D. in chemistry from Harvard University.

                               PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 14, 2000, and as adjusted to reflect the sale of common stock offered hereby for (i) each stockholder who is known by us to own beneficially more than 5% of our common stock, (ii) each director and executive officer, and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, we believe, based on information furnished by the persons named in this table, that such persons have voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable.



     As of March 14, 2000, there were 11,553,502 shares of our common stock outstanding. To calculate a shareholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options beneficially owned by that shareholder. Options held by other shareholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our shareholders may differ.



                                                                           PERCENTAGE OF SHARES
                                                        NUMBER OF           BENEFICIALLY OWNED
                                                          SHARES          -----------------------
                                                       BENEFICIALLY       PRIOR TO        AFTER
NAME OF BENEFICIAL OWNER                                  OWNED           OFFERING       OFFERING
------------------------                               ------------       --------       --------
Emerald Advisors, Inc. (1)
  1857 William Penn Way
  Lancaster, PA 17601................................     733,183            6.4%           5.2%
Larry N. Feinberg (2)
  712 Fifth Avenue, 45th Floor
  New York, NY 10019.................................     588,600            5.1%           4.2%
Directors and Officers
Lindsay A. Rosenwald, M.D. (3)(4)
  c/o Paramount Capital, Inc.
  787 7th Avenue
  New York, NY 10019.................................     945,005            8.2%           6.7%
Mark H. Rachesky, M.D. (3)(5)
  c/o MHR Fund Management LLC
  40 West 57th Street, 33rd Floor
  New York, NY 10019.................................     755,873            6.6%           5.4%
Stephen A. Roth, Ph.D. (3)(6)........................     438,936            3.8%           3.1%
P. Sherrill Neff (3)(7)..............................     332,637            2.8%           2.3%
Edward J. McGuire, Ph.D. (3).........................     136,734            1.2%           1.0%
William F. Hamilton, Ph.D. (3).......................      92,947              *              *
Douglas J. MacMaster, Jr. (3)........................      73,698              *              *
Lowell E. Sears (3)(8)...............................      52,622              *              *
David A. Zopf, M.D. (3)..............................      51,039              *              *
Jerry A. Weisbach (3)(9).............................      42,948              *              *
All executive officers and directors as a group (9
  persons) (2).......................................   2,922,439           23.6%          19.6%


------------------------------
* Less than one percent.

(1) According to a Schedule 13G filed February 4, 2000, Emerald Advisors, Inc. owns and has sole dispositive power for 733,183 shares of common stock. Of these, Emerald Advisors has sole voting power for 550,578 shares.


(2) According to a Schedule 13G filed on March 6, 2000, Mr. Feinberg owns 588,600 shares, all of which he has shared voting and shared dispositive power. Includes (i) 363,300 shares held by Oracle Partners, L.P., of which Mr. Feinberg is the general partner, (ii) 92,400 shares held by Oracle Institutional Partners, L.P., of which Mr. Feinberg is the general partner, and (iii) 132,900 shares beneficially owned by Oracle Investment Management, Inc., of which Mr. Feinberg is the sole shareholder, which serves as investment manager to and has investment discretion over the securities held by SAM Oracle Investments Inc. with respect to shares of common stock directly owned by SAM Oracle Investments Inc. and Oracle Offshore Limited, with respect to shares of common stock directely owned by Oracle Offshore Limited.



(3) Includes the following shares of common stock issuable under stock options that are exercisable within 60 days after March 14, 2000: Rosenwald - 10,045 shares; Rachesky - 483 shares; Roth - 225,833 shares; Neff - 317,500 shares; McGuire - 70,500 shares; Hamilton - 52,863 shares; MacMaster - 37,864 shares; Sears - 31,298 shares; Zopf - 50,865 shares; Weisbach - 37,864 shares; and all directors and executive officers as a group - 835,115 shares.



(4) Includes (i) 75,624 shares of common stock owned by Dr. Rosenwald's wife;
    (ii) 30,250 shares of common stock held by Dr. Rosenwald's wife as custodian for Dr. Rosenwald's children; (iii) 216,708 shares of common stock held by The Aries Master Fund; (iv) 96,140 shares of common stock held by The Aries Domestic Fund, L.P.; (v) 15,321 shares of common stock held by the Aries Domestic Fund II, L.P.; and (vi) 32,000 shares of common stock held by The Rosenwald Foundation, Inc. Paramount Capital Asset Management, Inc., of which Dr. Rosenwald is the sole shareholder, serves as the investment manager to The Aries Master Fund and also is the General Partner of the Aries Domestic Fund and the Aries Domestic Fund II. Dr. Rosenwald disclaims beneficial ownership of the shares held by The Aries Master Fund, the Aries Domestic Fund and the Aries Domestic Fund II, except to the extent of his pecuniary interest in the funds. Dr. Rosenwald may be deemed to have voting and investment control with respect to the shares held by The Aries Master Fund, the Aries Domestic Fund, and the Aries Domestic Fund II. In addition, Dr. Rosenwald disclaims beneficial ownership of the shares held by The Rosenwald Foundation. Dr. Rosenwald may be deemed to share voting and investment power with respect to the shares held by The Rosenwald Foundation.



(5) Includes (i) 210,526 shares of common stock held by MHR Capital Partners LP,
    (ii) 502,759 shares of common stock held by MRL Partners LP, and (iii) 42,105 shares of common stock held by OTT LLC. Dr. Rachesky is the managing member of MHR Advisors LLC, which is the General Partner of MHR Capital Partners and MRL Partners. Dr. Rachesky is the managing member of OTT LLC. Dr. Rachesky may be deemed to have voting and investment control over the shares held by MHR Capital Partners, MRL Partners, and OTT LLC. Dr. Rachesky disclaims beneficial ownership of the shares held by MHR Capital Partners, MRL Partners, and OTT LLC, except to the extent of his pecuniary interest in the funds.



(6) Includes 100,000 shares of common stock owned by Dr. Roth's wife, and 15,758 shares of common stock owned by Dr. Roth's daughter. Dr. Roth disclaims beneficial ownership of the shares held by his wife and daughter.



(7) Includes 1,000 shares of common stock owned by Mr. Neff's wife. Mr. Neff disclaims beneficial ownership of the shares held by his wife.



(8) Includes 21,324 shares of common stock owned by the Sears Family Living Trust, of which Mr. Sears is trustee.



(9) Includes 3,000 shares of common stock held by Dr. Weisbach's children as custodian for his grandchildren, Dr. Weisbach disclaims beneficial ownership of the shares held by his children.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK


     On March 14, 2000, there were 11,553,502 shares of common stock outstanding and held of record by approximately 270 stockholders. On March 14, 2000, there were options outstanding to purchase an aggregate of 2,044,288 shares of common stock with a weighted-average exercise price of $12.49.


     Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Except as required by applicable law, the holders of the common stock will vote together with the holders of each series of outstanding preferred stock, who vote on an as converted basis. There is no cumulative voting for the election of directors and, as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to the then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of common stock then outstanding are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. All shares of common stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and nonassessable.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of preferred stock with such voting rights, designations, preferences, and rights and such qualifications, limitations or restrictions thereof, as may be determined by our board of directors. There were also rights to purchase Series A junior participating preferred stock in connection with our Stockholder Rights Plan discussed below. Although we have no current plans to issue any shares of preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock or limit the price that investors would be willing to pay in the future for shares of our common stock. Such preferred stock could be issued with voting and conversion rights that could adversely affect the voting power of holders of the common stock.

     We believe that the preferred stock provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of holding a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or quotation system on which our securities may be listed or quoted.

COMMON STOCK WARRANT

     We have a warrant outstanding for the purchase of 10,527 shares of common stock at an exercise price of $14.25 per share. The warrant is immediately exercisable and, if remaining unexercised, expires in June 2002. The exercise price and number of shares of common stock issuable upon exercise of the warrant is subject to adjustment upon the occurrence of certain events, including stock splits, stock dividends, reorganization, recapitalization, merger, or sale.

REGISTRATION RIGHTS

     The holders of 1,792,119 shares of common stock are entitled to require us to register their shares upon demand. However, holders of 1,506,022 shares of common stock with these registration rights may sell their stock without restriction under Rule 144 of the Securities Act. In addition, the holders of 3,309,662 shares of common stock are entitled, subject to certain limitations, to require us to use our best efforts to include their shares in this and any future registration statements we file under the Securities Act. However, holders of 2,059,649 shares of common stock with these piggyback registration rights may sell their shares without restriction under Rule 144 of the Securities Act, unless the shares are held by affiliates. We have requested the holders of these piggyback registration rights to waive their rights for this Registration Statement. If any holder requires us to include their shares in this, or any other, registration statement, their shares would become freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement.

LIMITATION ON LIABILITY

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

     o for any breach of such person's duty of loyalty;
     o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;
     o for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and
     o for any transaction resulting in receipt by such person of an improper personal benefit.

     Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     We currently carry directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors, and other wrongful acts.

STOCKHOLDER RIGHTS PLAN

     In September 1997, our board of directors adopted a stockholder rights plan and in connection with that plan designated 300,000 shares of Series A junior participating preferred stock. Under this plan, a preferred share purchase right was issued as a dividend on each outstanding share of our common stock as of the close of business on October 6, 1997. This preferred share purchase right entitles its holder to purchase from us a unit consisting of 1/100th of a share of our Series A junior participating preferred stock at an exercise price of $150 per unit, subject to adjustment. Each unit carries voting and dividend rights that are intended to produce the equivalent of one share of common stock. These rights expire on October 6, 2007.

     The preferred share purchase rights granted under the stockholder rights plan will be exercisable and will trade separately from our common stock only if a person or group acquires beneficial ownership of 15% or more of our common stock or commences a tender or exchange offer that would result in such a person or group owning 15% or more of our common stock. Only when one or more of these events occur will stockholders receive certificates for the rights granted under the stockholder rights plan.

     If any person actually acquires 15% or more of our common stock--other than through a tender or exchange offer for our common stock at a price and on terms that provide fair value to all stockholders--or if a holder of 15% or more of our common stock engages in certain "self-dealing" transactions or engages in a merger or other business combination in which we survive and our common stock remains outstanding, the other holders of our common stock will be able to exercise their preferred share purchase rights and receive shares of our common stock having a value equal to double the exercise price of the right. Additionally, if we are involved in certain other mergers where our shares are exchanged or certain major sales of our assets occur, the holders of our common stock will be able to exercise their preferred share purchase rights and receive shares of the acquiring company having a value equal to double the exercise price of the right. In either case, the holders of the rights may, in lieu of exercise, surrender the rights in exchange for one-half of the amount of securities otherwise purchasable. Upon the occurrence of any of these events, the preferred share purchase rights will no longer be exercisable into Series A junior participating preferred stock.

     We will be entitled to redeem the preferred share purchase rights at $.01 per right at any time until the 10th day following a public announcement that a person has acquired a 15% ownership position in our common stock. In our discretion, we may extend the period during which we can redeem these rights.

OTHER ANTI-TAKEOVER PROVISIONS

     Our certificate of incorporation provides that our board of directors may establish the rights of, and cause us to issue, substantial amounts of preferred stock without the need for stockholder approval. The issuance of preferred stock may have the effect of discouraging, delaying or preventing a change in control of Neose. We have no present plans to issue any shares of preferred stock.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law generally prohibits certain business combinations between a Delaware corporation and an interested stockholder. An interested stockholder is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within the preceding three years did own, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The statute broadly defines business combinations to include:

     o mergers;
     o consolidations;
     o sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or 10% of the aggregate market value of all outstanding stock of the corporation; and
     o specified transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

     The statute prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless:

     o the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder;
     o the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or
     o the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                           SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market following this offering could adversely affect the market price of our common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.


     Of the 14,053,502 shares to be outstanding after this offering (assuming that the underwriters do not exercise their overallotment option), the 2,500,000 shares of common stock offered hereby and an additional 9,767,405 shares of common stock will be freely tradable without restriction in the public market unless such shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933.


     The remaining 1,786,097 shares of common stock to be outstanding after this offering are restricted securities under the Securities Act of 1933. In July 1999, we filed a registration statement on Form S-3 under the Securities Act relating to 1,500,000 shares of these restricted securities. The holder of the remaining 286,097 shares is entitled to require us either to register its shares upon demand or to use our best efforts to include its shares in registration statements we file under the Securities Act. Alternatively, this holder may sell its share in the public market upon the expiration of certain holding periods under Rule 144, subject to the volume, manner of sale, and other limitations of Rule 144.

     Once any restricted securities are sold, either under a registration statement or under Rule 144, the common shares will be freely tradable without restriction in the public market, unless the shares are held by affiliates. We are unable to predict the effect that sales of restricted securities may have on the market price of our common stock. The sale of a significant number of additional securities, or even the possibility thereof, may lower the market price of our common stock.


     In addition, as of March 14, 2000, there were options to purchase 2,044,288 shares of common stock, of which 1,139,448 options were fully vested and exercisable. An additional 213,543 shares were reserved for issuance under our stock option and employee stock purchase plans.


LOCK-UP ARRANGEMENTS

     All of our officers and directors have agreed not to sell or otherwise dispose of any shares of common stock for a period of 90 days after the date of this prospectus without the prior written consent of Chase Securities Inc.

                                    UNDERWRITING

     The underwriters named below, through their representatives Chase Securities Inc., Prudential Securities Incorporated, U.S. Bancorp Piper Jaffray Inc. and Warburg Dillon Read LLC, have severally agreed to purchase, and we have agreed to sell to them, an aggregate of 2,500,000 shares of common stock pursuant to an underwriting agreement. The number of shares of common stock that each underwriter has agreed to purchase is listed opposite its name below:

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Chase Securities Inc........................................
Prudential Securities Incorporated..........................
U.S. Bancorp Piper Jaffray Inc..............................
Warburg Dillon Read LLC.....................................





                                                              ---------
     TOTAL..................................................  2,500,000
                                                              =========

     The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, their counsel and the independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered by this prospectus if any of the shares are purchased.

     The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares of common stock.

UNDERWRITING DISCOUNTS AND COMMISSIONS PAYABLE BY US

                                        WITHOUT OVER-          WITH OVER-
                                      ALLOTMENT EXERCISE   ALLOTMENT EXERCISE
                                      ------------------   ------------------
Per Share...........................      $                    $
     Total..........................      $                    $


     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $400,000.


     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to selected dealers at a price that represents a concession not in excess of $___ per share under the public offering price. The underwriters may allow, and such dealers may reallow, a concession not in excess of $___ per share to other underwriters or selected other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may be changed by the representatives of the underwriters.

     In the underwriting agreement, we have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to an aggregate of 375,000 additional shares of common stock at the public offering price, less underwriting discounts and commissions, listed on the cover page of this prospectus. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase approximately the same percentage which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered by this prospectus.

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part. We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make with respect to these liabilities.

     We anticipate that our directors and officers will agree not to directly or indirectly, without the prior written consent of Chase Securities Inc. on behalf of the underwriters, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise, during the 90-day period following the date of this prospectus:

     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (whether any such shares or any such securities are then owned by such person or are later acquired directly from us); or
     o enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

     We have also agreed that we will not, without the prior written consent of Chase Securities Inc., offer or sell any shares of common stock, options or warrants to acquire shares of our common stock or securities exchangeable for or convertible into shares of common stock during the 90-day period following the date of this prospectus. We may issue shares upon the exercise of options granted prior to the date of this prospectus, and may grant additional options under our stock option plans, providing that, without the prior written consent of Chase Securities Inc., the additional options shall not be exercisable during the 90-day period following the date of this prospectus.

     The restrictions described in this paragraph do not apply to:

     o the sale of shares of common stock under the underwriting agreement to the underwriters;
     o the issuance of shares of our common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus which is described in this prospectus;
     o transactions by any person other than Neose relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;
     o transfers by any person other than Neose by gift, will, or intestacy, or to affiliates or immediate family members, provided that the transferee agrees to be bound by such restrictions; or
     o issuance of shares of common stock or options to purchase shares of common stock pursuant to our employee benefit plans as in existence on the date of this prospectus and consistent with past practices.

     The underwriters participating in this offering may over-allot or effect tranactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.

     Prudential Securities Incorporated facilitates the marketing of new issues online through its PrudentialSecurities.com division. Clients of Prudential Advisor(sm), a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the underwriters by Dechert Price & Rhoads, Philadelphia, PA.

                                    EXPERTS

     The financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 1999 incorporated by reference and included elsewhere in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such reports.

                             AVAILABLE INFORMATION

     A registration statement on Form S-3 with respect to the shares offered hereby (together with any amendments, exhibits and schedules thereto) has been filed with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information contained in such registration statement on Form S-3, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. For further information with respect to Neose and the shares offered hereby, reference is made to the registration statement on Form S-3. Statements contained in this prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference in hereby made to the copy of such contract of document filed as an exhibit to the registration statement on Form S-3. The registration statement may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all of any part thereof may be obtained from the Public Reference section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of prescribed fees.

     We also file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file at the Securities and Exchange Commission public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048.

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

     The Securities and Exchange Commission allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us, our business, and our finances.

     The documents that we are incorporating by reference are:

     o Our Annual Report on Form 10-K for the year ended December 31, 1999;
     o Our Current Report on Form 8-K dated February 2, 2000;

     o Our definitive Proxy Statement dated April 30, 1999, filed in connection with our 1999 Annual Meeting of Stockholders; and
     o The description of rights to purchase preferred shares contained in our registration statement on Form 8-A filed with the SEC on October 1, 1997, including any amendments or reports filed for the purpose of updating such descriptions.

     Any documents which we file pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to A. Brian Davis, Director, Finance, Neose Technologies, Inc., 102 Witmer Road, Horsham, PA 19044, (215) 441-5890.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, Form 8-K, and Form 10-K to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business in the "Risk Factors" section of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2

Consolidated Balance Sheets.................................  F-3

Consolidated Statements of Operations.......................  F-4

Consolidated Statements of Stockholders' Equity and
  Comprehensive Loss........................................  F-5

Consolidated Statements of Cash Flows.......................  F-7

Notes to Consolidated Financial Statements..................  F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Neose Technologies, Inc.:

     We have audited the accompanying consolidated balance sheets of Neose Technologies, Inc. (a Delaware corporation in the development-stage) and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 1999, and for the period from inception (January 17, 1989) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neose Technologies, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, and for the period from inception (January 17, 1989) to December 31, 1999, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Philadelphia, Pennsylvania
January 28, 2000

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                           ASSETS                             --------   --------
Current assets:
  Cash and cash equivalents.................................  $  9,484   $ 10,365
  Marketable securities (Note 4)............................    22,539     22,870
  Restricted cash (Notes 6 and 8)...........................       468      2,285
  Prepaid expenses and other................................       235        118
                                                              --------   --------
     Total current assets...................................    32,726     35,638
Property and equipment, net (Note 5)........................    13,539     13,366
Acquired technology, net (Note 6)...........................        --      3,235
                                                              --------   --------
Total assets................................................  $ 46,265   $ 52,239
                                                              ========   ========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt (Note 8)................  $    617   $  1,000
  Accounts payable..........................................        45        237
  Accrued expenses (Note 7).................................     1,290      2,112
  Deferred revenue..........................................        --        805
                                                              --------   --------
     Total current liabilities..............................     1,952      4,154
Long-term debt (Note 8).....................................     8,300      7,300
                                                              --------   --------
     Total liabilities......................................    10,252     11,454
                                                              --------   --------
Commitments (Note 11)
Stockholders' equity (Notes 9 and 10):
  Preferred stock, $.01 par value, 5,000 shares authorized,
     none issued............................................        --         --
  Common stock, $.01 par value, 30,000 shares authorized;
     9,589 and 11,434 shares issued and outstanding.........        96        114
  Additional paid-in capital................................    82,400    101,013
  Deferred compensation.....................................      (211)      (530)
  Deficit accumulated during the development stage..........   (46,494)   (59,812)
  Unrealized gains on marketable securities.................       222         --
                                                              --------   --------
     Total stockholders' equity.............................    36,013     40,785
                                                              --------   --------
Total liabilities and stockholders' equity..................  $ 46,265   $ 52,239
                                                              ========   ========

The accompanying notes are an integral part of these financial statements.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 PERIOD FROM
                                                                                  INCEPTION
                                                                                 (JANUARY 17,
                                                   YEAR ENDED DECEMBER 31,         1989) TO
                                                ------------------------------   DECEMBER 31,
                                                  1997       1998       1999         1999
                                                --------   --------   --------   ------------
Revenue from collaborative agreements.........  $    725   $    390   $    422     $  6,767
Operating expenses:
  Research and development....................     8,013      9,912     10,649       51,553
  General and administrative..................     3,884      3,635      4,520       21,233
                                                --------   --------   --------     --------
     Total operating expenses.................    11,897     13,547     15,169       72,786
                                                --------   --------   --------     --------
Operating loss................................   (11,172)   (13,157)   (14,747)     (66,019)
Interest income...............................     2,663      1,784      1,862        8,855
Interest expense..............................      (555)      (534)      (433)      (2,648)
                                                --------   --------   --------     --------
Net loss......................................  $ (9,064)  $(11,907)  $(13,318)    $(59,812)
                                                ========   ========   ========     ========
Basic and diluted net loss per share..........  $  (0.96)  $  (1.25)  $  (1.25)
                                                ========   ========   ========
Basic and diluted weighted-average shares
  outstanding.................................     9,405      9,556     10,678
                                                ========   ========   ========

The accompanying notes are an integral part of these financial statements.

                     NEOSE TECHNOLOGIES, INC. SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
                         EQUITY AND COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                                                                                             DEFICIT
                                             CONVERTIBLE                                                   ACCUMULATED   UNREALIZED
                                           PREFERRED STOCK    COMMON STOCK     ADDITIONAL                  DURING THE     GAINS ON
                                           ---------------   ---------------    PAID-IN-      DEFERRED     DEVELOPMENT   MARKETABLE
                                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     COMPENSATION      STAGE      SECURITIES
                                           ------   ------   ------   ------   ----------   ------------   -----------   ----------
Balance, January 17, 1989 (inception)....      --    $--         --   $  --     $     --       $   --       $     --      $     --
  Initial issuance of common stock.......      --     --      1,302      13           (3)          --             --            --
  Shares issued pursuant to consulting,
    licensing, and antidilutive
    agreements...........................      --     --        329       3           (1)          --             --            --
  Sale of common stock...................      --     --        133       1            1           --             --            --
  Net loss...............................      --     --         --      --           --           --           (460)           --
                                           ------    ---     ------   -----     --------       ------       --------      --------
Balance, December 31, 1990...............      --     --      1,764      17           (3)          --           (460)           --
  Sale of stock..........................   1,517     15        420       4        4,499           (7)            --            --
  Shares issued pursuant to consulting
    and antidilutive agreements..........      --     --        145       1           --           --             --            --
  Capital contributions..................      --     --         --      --           10           --             --            --
  Dividends on preferred stock...........      --     --         --      --          (18)          --             --            --
  Net loss...............................      --     --         --      --           --           --         (1,865)           --
                                           ------    ---     ------   -----     --------       ------       --------      --------
Balance, December 31, 1991...............   1,517     15      2,329      22        4,488           (7)        (2,325)           --
  Sale of stock..........................     260      2         17      --        2,344           --             --            --
  Shares issued pursuant to redemption of
    notes payable........................      --     --        107       1          682           --             --            --
  Exercise of stock options and
    warrants.............................      --     --         21      --           51           --             --            --
  Amortization of deferred
    compensation.........................      --     --         --      --           --            5             --            --
  Dividends on preferred stock...........      --     --         --      --          (36)          --             --            --
  Net loss...............................      --     --         --      --           --           --         (3,355)           --
                                           ------    ---     ------   -----     --------       ------       --------      --------
Balance, December 31, 1992...............   1,777     17      2,474      23        7,529           (2)        (5,680)           --
  Sale of preferred stock................     250      3         --      --        1,997           --             --            --
  Shares issued to licensor..............      --     --          3      --           --           --             --            --
  Shares issued to preferred stockholder
    in lieu of cash dividends............      --     --          1      --           18           --             --            --
  Amortization of deferred
    compensation.........................      --     --         --      --           --            2             --            --
  Dividends on preferred stock...........      --     --         --      --          (36)          --             --            --
  Net loss...............................      --     --         --      --           --           --         (2,423)           --
                                           ------    ---     ------   -----     --------       ------       --------      --------
Balance, December 31, 1993...............   2,027     20      2,478      23        9,508           --         (8,103)           --
  Sale of preferred stock................   2,449     25         --      --       11,040           --             --            --
  Exercise of stock options..............      --     --         35       1           14           --             --            --
  Shares issued to preferred stockholder
    in lieu of cash dividends............      --     --         10       1           53           --             --            --
  Dividends on preferred stock...........      --     --         --      --          (18)          --             --            --
  Net loss...............................      --     --         --      --           --           --         (6,212)           --
                                           ------    ---     ------   -----     --------       ------       --------      --------
Balance, December 31, 1994...............   4,476     45      2,523      25       20,597           --        (14,315)           --
  Sale of preferred stock................   2,721     27         --      --       10,065           --             --            --
  Exercise of stock options and
    warrants.............................      --     --        116       1          329           --             --            --
  Shares issued to employees in lieu of
    cash compensation....................      --     --          8      --           44           --             --            --
  Deferred compensation related to grant
    of stock options.....................      --     --         --      --          360         (360)            --            --
  Shares issued to stockholder related to
    the initial public offering..........      --     --         23      --           --           --             --            --
  Shares issued to preferred stockholder
    in lieu of cash dividends............      --     --          3      --           18           --             --            --
  Dividends on preferred stock...........      --     --         --      --          (36)          --             --            --
  Conversion of preferred stock into
    common stock.........................  (1,417)   (14)       472       5            9           --             --            --
  Net loss...............................      --     --         --      --           --           --         (5,067)           --
                                           ------    ---     ------   -----     --------       ------       --------      --------
Balance, December 31, 1995...............   5,780    $58      3,145   $  31     $ 31,386       $ (360)      $(19,382)     $     --

                                           COMPREHENSIVE
                                               LOSS
                                            ACCUMULATED
                                            DURING THE
                                            DEVELOPMENT
                                               STAGE
                                           -------------
Balance, January 17, 1989 (inception)....    $     --
  Initial issuance of common stock.......          --
  Shares issued pursuant to consulting,
    licensing, and antidilutive
    agreements...........................          --
  Sale of common stock...................          --
  Net loss...............................        (460)
                                             --------
Balance, December 31, 1990...............        (460)
  Sale of stock..........................          --
  Shares issued pursuant to consulting
    and antidilutive agreements..........          --
  Capital contributions..................          --
  Dividends on preferred stock...........          --
  Net loss...............................      (1,865)
                                             --------
Balance, December 31, 1991...............      (2,325)
  Sale of stock..........................          --
  Shares issued pursuant to redemption of
    notes payable........................          --
  Exercise of stock options and
    warrants.............................          --
  Amortization of deferred
    compensation.........................          --
  Dividends on preferred stock...........          --
  Net loss...............................      (3,355)
                                             --------
Balance, December 31, 1992...............      (5,680)
  Sale of preferred stock................          --
  Shares issued to licensor..............          --
  Shares issued to preferred stockholder
    in lieu of cash dividends............          --
  Amortization of deferred
    compensation.........................          --
  Dividends on preferred stock...........          --
  Net loss...............................      (2,423)
                                             --------
Balance, December 31, 1993...............      (8,103)
  Sale of preferred stock................          --
  Exercise of stock options..............          --
  Shares issued to preferred stockholder
    in lieu of cash dividends............          --
  Dividends on preferred stock...........          --
  Net loss...............................      (6,212)
                                             --------
Balance, December 31, 1994...............     (14,315)
  Sale of preferred stock................          --
  Exercise of stock options and
    warrants.............................          --
  Shares issued to employees in lieu of
    cash compensation....................          --
  Deferred compensation related to grant
    of stock options.....................          --
  Shares issued to stockholder related to
    the initial public offering..........          --
  Shares issued to preferred stockholder
    in lieu of cash dividends............          --
  Dividends on preferred stock...........          --
  Conversion of preferred stock into
    common stock.........................          --
  Net loss...............................      (5,067)
                                             --------
Balance, December 31, 1995...............    $(19,382)

The accompanying notes are an integral part of these financial statements.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
                   EQUITY AND COMPREHENSIVE LOSS--(CONTINUED)
                                 (IN THOUSANDS)

                                                                                                             DEFICIT
                                             CONVERTIBLE                                                   ACCUMULATED   UNREALIZED
                                           PREFERRED STOCK    COMMON STOCK     ADDITIONAL                  DURING THE     GAINS ON
                                           ---------------   ---------------    PAID-IN-      DEFERRED     DEVELOPMENT   MARKETABLE
                                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     COMPENSATION      STAGE      SECURITIES
                                           ------   ------   ------   ------   ----------   ------------   -----------   ----------
Balance, December 31, 1995...............   5,780    $58      3,145   $  31     $ 31,386       $(360)       $(19,382)     $     --
  Dividends on preferred stock...........      --     --         --      --          (18)         --              --            --
  Sale of common stock in initial public
    offering.............................      --     --      2,588      26       29,101          --              --            --
  Conversion of preferred stock into
    common stock.........................  (5,780)   (58)     2,411      24           34          --              --            --
  Exercise of stock options and
    warrants.............................      --     --         65       1          162          --              --            --
  Shares issued pursuant to employee
    stock purchase plan..................      --     --          6      --           60          --              --            --
  Deferred compensation related to
    acceleration of option vesting.......      --     --         --      --          106          --              --            --
  Amortization of deferred
    compensation.........................      --     --         --      --           --          90              --            --
  Net loss...............................      --     --         --      --           --          --          (6,141)           --
                                           ------    ---     ------   -----     --------       -----        --------      --------
Balance, December 31, 1996...............      --     --      8,215      82       60,831        (270)        (25,523)           --
  Sale of common stock in public
    offering.............................      --     --      1,250      13       20,326          --              --            --
  Exercise of stock options and
    warrants.............................      --     --         42      --          139          --              --            --
  Shares issued pursuant to employee
    stock purchase plan..................      --     --         18      --          189          --              --            --
  Deferred compensation related to grants
    of stock options.....................      --     --         --      --          322        (322)             --            --
  Amortization of deferred
    compensation.........................      --     --         --      --           --         231              --            --
  Net loss...............................      --     --         --      --           --          --          (9,064)           --
                                           ------    ---     ------   -----     --------       -----        --------      --------
Balance, December 31, 1997...............      --     --      9,525      95       81,807        (361)        (34,587)           --
  Exercise of stock options..............      --     --         49       1          261          --              --            --
  Shares issued pursuant to employee
    stock purchase plan..................      --     --         15      --          171          --              --            --
  Deferred compensation related to grants
    of stock options.....................      --     --         --      --          161        (161)             --            --
  Amortization of deferred
    compensation.........................      --     --         --      --           --         311              --            --
  Unrealized gains on marketable
    securities...........................      --     --         --      --           --          --              --           222
  Net loss...............................      --     --         --      --           --          --         (11,907)           --
                                           ------    ---     ------   -----     --------       -----        --------      --------
Balance, December 31, 1998...............      --     --      9,589      96       82,400        (211)        (46,494)          222
  Sales of common stock in private
    placements...........................      --     --      1,786      18       17,398          --              --            --
  Exercise of stock options and
    warrants.............................      --     --         43      --          263          --              --            --
  Shares issued pursuant to employee
    stock purchase plan..................      --     --         16      --          156          --              --            --
  Deferred compensation related to grants
    of stock options.....................      --     --         --      --          796        (796)             --            --
  Amortization of deferred
    compensation.........................      --     --         --      --           --         477              --            --
  Unrealized gains on marketable
    securities...........................      --     --         --      --           --          --              --          (222)
  Net loss...............................      --     --         --      --           --          --         (13,318)           --
                                           ------    ---     ------   -----     --------       -----        --------      --------
Balance December 31, 1999................      --    $--     11,434   $ 114     $101,013       $(530)       $(59,812)     $     --
                                           ======    ===     ======   =====     ========       =====        ========      ========

                                           COMPREHENSIVE
                                               LOSS
                                            ACCUMULATED
                                            DURING THE
                                            DEVELOPMENT
                                               STAGE
                                           -------------
Balance, December 31, 1995...............    $(19,382)
  Dividends on preferred stock...........          --
  Sale of common stock in initial public
    offering.............................          --
  Conversion of preferred stock into
    common stock.........................          --
  Exercise of stock options and
    warrants.............................          --
  Shares issued pursuant to employee
    stock purchase plan..................          --
  Deferred compensation related to
    acceleration of option vesting.......          --
  Amortization of deferred
    compensation.........................          --
  Net loss...............................      (6,141)
                                             --------
Balance, December 31, 1996...............     (25,523)
  Sale of common stock in public
    offering.............................          --
  Exercise of stock options and
    warrants.............................          --
  Shares issued pursuant to employee
    stock purchase plan..................          --
  Deferred compensation related to grants
    of stock options.....................          --
  Amortization of deferred
    compensation.........................          --
  Net loss...............................      (9,064)
                                             --------
Balance, December 31, 1997...............     (34,587)
  Exercise of stock options..............          --
  Shares issued pursuant to employee
    stock purchase plan..................          --
  Deferred compensation related to grants
    of stock options.....................          --
  Amortization of deferred
    compensation.........................          --
  Unrealized gains on marketable
    securities...........................         222
  Net loss...............................     (11,907)
                                             --------
Balance, December 31, 1998...............     (46,272)
  Sales of common stock in private
    placements...........................          --
  Exercise of stock options and
    warrants.............................          --
  Shares issued pursuant to employee
    stock purchase plan..................          --
  Deferred compensation related to grants
    of stock options.....................          --
  Amortization of deferred
    compensation.........................          --
  Unrealized gains on marketable
    securities...........................        (222)
  Net loss...............................     (13,318)
                                             --------
Balance December 31, 1999................    $(59,812)
                                             ========

The accompanying notes are an integral part of these financial statements.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   PERIOD FROM
                                                                                                    INCEPTION
                                                                                                  (JANUARY 17,
                                                                  YEAR ENDED DECEMBER 31,             1989)
                                                              --------------------------------   TO DECEMBER 31,
                                                                1997       1998        1999           1999
                                                              --------   --------   ----------   ---------------
Cash flows from operating activities:
  Net loss..................................................  $ (9,064)  $(11,907)  $  (13,318)    $  (59,812)
  Adjustments to reconcile net loss to cash used in
    operating activities:
    Depreciation and amortization...........................     1,117      2,149        2,172          7,377
    Common stock issued for noncash charges and other.......        --         --           --             35
    Changes in operating assets and liabilities:
      Prepaid expenses and other............................      (292)       282          117           (118)
      Accounts payable......................................       130       (302)         192            237
      Accrued expenses......................................       477       (338)         822          1,430
      Deferred revenue......................................      (121)        --          805            805
                                                              --------   --------   ----------     ----------
         Net cash used in operating activities..............    (7,753)   (10,116)      (9,210)       (50,046)
                                                              --------   --------   ----------     ----------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (10,803)      (761)      (1,207)       (17,731)
  Proceeds from sale-leaseback of equipment.................        --         --           --          1,382
  Purchases of marketable securities........................   (26,808)   (24,315)     (88,662)      (139,785)
  Proceeds from sales of marketable securities..............       603      1,982        8,882         11,467
  Proceeds from maturities of and other changes in
    marketable securities...................................        --     26,221       79,227        105,448
  Purchase of acquired technology...........................        --         --       (3,550)        (3,550)
  Restricted cash related to acquired technology............        --         --       (1,500)        (1,500)
                                                              --------   --------   ----------     ----------
         Net cash provided by (used in) investing
           activities.......................................   (37,008)     3,127       (6,810)       (44,269)
                                                              --------   --------   ----------     ----------
Cash flows from financing activities:
  Proceeds from issuance of debt............................     9,329         --           --         11,955
  Repayment of debt.........................................      (677)    (1,040)        (617)        (4,952)
  Restricted cash related to debt...........................      (305)       (18)        (317)          (714)
  Proceeds from issuance of preferred stock, net............        --         --           --         29,497
  Proceeds from issuance of common stock, net...............       189        171       17,572         18,277
  Proceeds from public offerings, net.......................    20,339         --           --         49,466
  Proceeds from exercise of stock options and warrants......       139        262          263          1,223
  Dividends paid............................................        --         --           --            (72)
                                                              --------   --------   ----------     ----------
         Net cash provided by (used in) financing
           activities.......................................    29,014       (625)      16,901        104,680
                                                              --------   --------   ----------     ----------
Net increase (decrease) in cash and cash equivalents........   (15,747)    (7,614)         881         10,365
Cash and cash equivalents, beginning of period..............    32,845     17,098        9,484             --
                                                              --------   --------   ----------     ----------
Cash and cash equivalents, end of period....................  $ 17,098   $  9,484   $   10,365     $   10,365
                                                              ========   ========   ==========     ==========
Supplemental disclosure of cash flow information:
    Cash paid for interest..................................  $    511   $    548   $      429     $    2,538
                                                              ========   ========   ==========     ==========
Noncash financing activities:
    Issuance of common stock for dividends..................  $     --   $     --   $       --     $       90
                                                              ========   ========   ==========     ==========
    Issuance of common stock to employees in lieu of cash
      compensation..........................................  $     --   $     --   $       --     $       44
                                                              ========   ========   ==========     ==========

The accompanying notes are an integral part of these financial statements.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BACKGROUND

     Neose, a development-stage company, is a leading developer of proprietary technologies for the synthesis and manufacture of complex carbohydrates. Our proprietary enzymatic glycosylation technology platform enables the rapid and cost-effective synthesis of a wide range of complex carbohydrates in commercial quantities. We use our broad, enabling technology to produce these complex carbohydrates for pharmaceutical, biotechnology, nutritional, and consumer product applications.

     We commenced operations in August 1990. We have not generated any material revenues from operations, except for interest income and revenues from collaborative agreements. We have incurred operating losses each year and, given our planned level of operating expenses, we may continue to incur operating losses for some time. As of December 31, 1999, we had an accumulated deficit of approximately $60 million. We expect additional losses for some time as we expand research and development efforts, expand manufacturing scale-up activities, and begin sales and marketing activities. We may continue to incur substantial operating losses even if our revenues increase. Our future operating results are subject to certain additional risks and uncertainties.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of Neose Technologies, Inc. and its wholly-owned subsidiaries. The financial statements reflect the elimination of all significant intercompany accounts and transactions.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

     We consider all highly liquid investments with a maturity of three months or less on the date of purchase to be cash equivalents.

Marketable Securities

     In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," we determine the appropriate classification of our debt securities at the time of purchase and re-evaluate such designation as of each balance sheet date. Marketable securities that we have the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost. Our other marketable securities are classified as available-for-sale securities and are carried at fair value, based on quoted market prices, with unrealized gains and losses reported as a separate component of stockholders' equity. All realized gains and losses on our available-for-sale securities, computed using specific identification, and any declines in value determined to be permanent are recognized in the Consolidated Statements of Operations. As of December 31, 1999, all marketable securities were classified as "held-to-maturity" securities.

     Marketable securities consist of investments that have a maturity of more than three months on the date of purchase. To maintain the safety and liquidity of our marketable securities, we have established guidelines for the concentration, maturities, and credit ratings of our investments.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

Property and Equipment

     Property and equipment are stated at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the lease term. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets or the lease term, whichever is shorter. We use depreciable lives of three to seven years for computer, office, research, and manufacturing equipment, and eighteen to twenty years for building and improvements.

Impairment of Long-Lived Assets

     As required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," we assess the recoverability of any long-lived assets for which an indicator of impairment exists. Specifically, we calculate, and recognize, any impairment losses by comparing the carrying value of these assets to our estimate of the undiscounted future operating cash flows. Although our current and historical operating and cash flows are indicators of impairment, we believe the future cash flows to be received from our long-lived assets will exceed the assets' carrying value. Accordingly, we have not recognized any impairment losses through December 31, 1999.

Research and Development

     Research and development costs are charged to expense as incurred.

Income Taxes

     We account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The objective of this pronouncement is to recognize and measure, using enacted tax laws, the amount of current and deferred income taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the financial statements.

Net Loss Per Share

     Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution from the exercise or conversion of securities into common stock. For the years ended December 31, 1997, 1998, and 1999, the effects of the exercise of outstanding stock options and warrants were antidilutive; accordingly, they were excluded from the calculation of diluted loss per share.

Revenue Recognition

     We record revenue from collaborative agreements either when we perform specified services or ratably over the term of the applicable agreement.

New Accounting Pronouncements

     In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB
101). The bulletin draws on existing accounting rules and provides specific guidance on how those accounting rules should be applied, and specifically addresses revenue recognition for non-refundable technology access fees in the biotechnology industry. SAB 101 is effective for fiscal years beginning after December 15, 1999. We are evaluating SAB 101 and the effect it may have on our financial statements. At this time, we believe that SAB 101 will not have a material impact on our financial position or results of operations.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3. COLLABORATIVE AGREEMENTS

Agreement with McNeil

     During 1999, we entered into a joint venture with the McNeil Specialty Products Division of Johnson & Johnson for the large-scale enzymatic production of fructooligosaccharides (FOS) and other complex carbohydrates. The joint venture is focused on the development and marketing of FOS and other related compounds for a number of large commercial applications, including:

     o Bulking agents for sucralose, McNeil's recently approved no-calorie sweetener;

     o Nutraceutical food supplements that foster the growth of desirable bacteria in the human gastro-intestinal tract;

     o Low-cost, high-quality ingredients for use in foods such as cereals and ice creams;

     o Antibiotic replacements in animal and poultry feeds; and

     o Oral health products.

     The joint venture is owned equally by Neose and McNeil. Each of Neose and McNeil contributed various intellectual property owned by it to the joint venture, and all of the intellectual property developed by the parties under an earlier research and development agreement was similarly contributed to the joint venture. In addition, McNeil contributed to the joint venture the initial commercial manufacturing facility, for which 50% of the cost will be reimbursed by the joint venture.

     If the joint venture builds additional production facilities, and we wish to maintain our 50% ownership in the joint venture, we are required to contribute half of the expenditures, up to a maximum contribution of $8.85 million. However, we may elect to contribute as little as $1.85 million of the cost of the facilities, so long as our aggregate capital contributions are at least 15% of the joint venture's aggregate capital contributions. In this case, McNeil will fund the remainder of our half of the joint venture's capital expenditures, and our ownership percentage will be appropriately reduced. We have an option, expiring in September 2006, to return to 50% ownership in the joint venture by reimbursing McNeil for these amounts. In addition, until the joint venture is profitable, McNeil is required to fund, as a non-recourse, no-interest loan, all of the joint venture's aggregate capital expenditures in excess of $20 million, and all of the joint venture's operating losses. These loans would be repayable by the joint venture to McNeil over seven years, and in the event of any dissolution of the joint venture would be payable to McNeil before any distribution of assets to us. McNeil has the exclusive right to purchase the joint venture's bulking agent for use in specified consumer product applications at a constant mark-up over the joint venture's cost.

     We will account for our investment in the joint venture under the equity method, under which we will recognize our share of losses or earnings of the joint venture. We will record our share of the losses of the joint venture, however, only to the extent of our actual or committed investment in the joint venture. In 1999, we recorded a loss from operations of the joint venture of $345,000, which is included in research and development expense.

     The success of our joint venture with McNeil is dependent upon the joint venture's ability to manufacture, sell, and market successfully complex carbohydrates. If the joint venture is unsuccessful in these efforts, it will not be profitable and our business, financial condition, and results of operations will be materially and adversely affected.

Agreement with Bristol-Myers

     In 1998, we entered into an agreement with Bristol-Myers Squibb Company to develop proprietary technologies that enable cGMP processes for the manufacture of two gangliosides (complex carbohydrate structures attached to a lipid) for use as the active pharmaceutical ingredients in two cancer vaccines being developed by Bristol-Myers. During the years ended December 31, 1998 and 1999, we recorded revenues of $375,000 and $205,000, respectively, from Bristol-Myers.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3. COLLABORATIVE AGREEMENTS -- (CONTINUED)

     Under our current agreements with Bristol-Myers, we expect to be paid for process development, and for the delivery of qualified materials for clinical trial use, and for stability and other pre-launch needs. Bristol-Myers may terminate the development agreement on 90 days' prior notice. If Bristol-Myers proceeds with GMK or MGV, we expect to enter into a mutually exclusive long-term manufacturing and supply agreement to supply Bristol-Myers' commercial requirements for the vaccines.

     Even if we successfully complete development of these processes, and fulfill all of our obligations under the agreement, Bristol-Myers may not obtain regulatory approval to market either of these vaccines. Further, even if Bristol-Myers obtains regulatory approval to market either of these vaccines, we cannot be sure that Bristol-Myers will enter into a contract with us for the manufacture of complex carbohydrates for the vaccines, or that the terms of a future contract with Bristol-Myers will be favorable to us.

Agreement with Wyeth

     During 1999, we entered into an agreement with Wyeth Nutritionals, a division of American Home Products, to develop a manufacturing process for a bioactive carbohydrate to be used as an ingredient in Wyeth's infant and pediatric nutritional formula products. We will develop a large-scale manufacturing process for this ingredient, and Wyeth plans the introduction of these proprietary ingredients into its infant formula lines. We will receive contract development payments and milestone payments, and will sell product to Wyeth upon commercialization.

     In 1999, we received a non-refundable, up-front license fee of $500,000 and research funding for November 1999 through April 2000 of $500,000. The non-refundable, up-front license fee will be recognized as revenue ratably over the three-year development program. As of December 31, 1999, we deferred $333,000 of the research funding, calculated as the amount relating to 2000.

     We may fail to develop a large-scale manufacturing process successfully or in a cost-effective or efficient manner. Even if we successfully develop a process, and fulfill all of our obligations under the agreement, Wyeth may fail to obtain regulatory approval to market the ingredient. Moreover, even if Wyeth obtains regulatory approval for the ingredient, Wyeth may determine the incremental cost of adding the ingredient to infant formula exceeds the benefit to Wyeth.

Agreement with Abbott

     Abbott Laboratories has a non-exclusive license to use our technology to manufacture and commercialize, for nutritional purposes only, any complex carbohydrate naturally found in human breast milk. If Abbott commercializes any product manufactured using our technology, we will receive fees from Abbott tied to commercial quantities. During the year ended December 31, 1997, we recognized $500,000 of revenue under our collaborative agreement with Abbott.

Agreement with Bracco

     We recognized approximately $209,000 of revenue under our collaborative research agreement with Bracco Research USA Inc. for the year ended December 31, 1997. We mutually agreed to terminate our research collaboration in September 1997.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4. MARKETABLE SECURITIES

     As of December 31, 1998 and 1999, marketable securities consisted of securities and obligations of either the U.S. Treasury or U.S. government agencies. The following summary contains additional information about our marketable securities (in thousands):

DECEMBER 31,                                                    1998       1999
------------                                                  --------   --------
Available-for-sale securities
  Cost......................................................  $ 30,303   $  9,483
  Gross unrealized gains....................................       222         --
  Amortized discount........................................        --         52
                                                              --------   --------
  Fair value of available-for-sale securities...............    30,525      9,535
  Less amounts classified as cash equivalents...............    (7,986)    (9,535)
                                                              --------   --------
Total available-for-sale securities.........................    22,539         --
Held-to-maturity securities (at amortized cost).............        --     22,870
                                                              --------   --------
                                                              $ 22,539   $ 22,870
                                                              ========   ========

     The weighted-average maturity of our marketable securities as of December 31, 1999 was five months. During the years ended December 31, 1998 and 1999, we received proceeds from the sales of marketable securities of approximately $1,982,000 and $8,882,000, respectively. Realized gains on these sales for the years ended December 31, 1998 and 1999 were approximately $74,000 and $796,000, respectively.

NOTE 5. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (in thousands):

DECEMBER 31,                                                    1998       1999
------------                                                  --------   --------
Building and improvements...................................  $ 13,212   $ 13,524
Research equipment..........................................     2,652      3,068
Manufacturing equipment.....................................       842      1,178
Computer and office equipment...............................       411        528
                                                              --------   --------
                                                                17,117     18,298
Less accumulated depreciation and amortization..............    (4,278)    (5,632)
                                                              --------   --------
                                                                12,839     12,666
Land........................................................       700        700
                                                              --------   --------
                                                              $ 13,539   $ 13,366
                                                              ========   ========

     Depreciation and amortization expense was approximately $1,838,000 and $1,380,000 for the years ended December 31, 1998 and 1999, respectively.

NOTE 6. ACQUIRED TECHNOLOGY

     On March 26, 1999, we acquired the carbohydrate manufacturing patents, licenses, and other intellectual property of Cytel Corporation's Glytec business unit. We paid $3.5 million in cash to Cytel and an additional $1.5 million in cash into escrow, the release of which is conditioned on Cytel's satisfaction, prior to September 26, 2000, of certain matters relating to the acquired patents and licenses. We have recorded the $1.5 million placed into escrow as Restricted Cash on our December 31, 1999 Consolidated Balance Sheet.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6. ACQUIRED TECHNOLOGY -- (CONTINUED)

     Because the acquired intellectual property consists of core technology with alternative future uses, we have capitalized $3.3 million of the amount paid to Cytel as Acquired Technology. The remaining $200,000 was paid to Cytel from an escrow account funded by us in 1998. This amount was charged to expense in our 1998 Consolidated Statement of Operations.

     In addition, we agreed to pay Cytel up to an additional $1.6 million in cash, contingent on potential payments and revenues realized by us from certain future corporate collaborations, as long as we enter into any such collaboration by March 26, 2000. We are obligated to pay $250,000 of the $1.6 million as a result of entering into a Collaboration and License Agreement with the Wyeth Nutritionals Division of American Home Products (see Note 3). This amount has also been capitalized as Acquired Technology on our December 31, 1999 Consolidated Balance Sheet. Any cash remaining in the escrow account on September 26, 2000 will be returned to us and will be available for general corporate purposes. The Acquired Technology balance will be amortized to our Consolidated Statement of Operations over eight years, which we estimate to be the useful life of the technology. During the year ended December 31, 1999, we recorded amortization expense of $315,000 relating to the Acquired Technology.

NOTE 7. ACCRUED EXPENSES

     Accrued expenses consisted of the following (in thousands):

DECEMBER 31,                                                   1998         1999
------------                                                  -------      -------
Accrued compensation........................................  $   330      $   455
Accrued professional fees...................................      200          348
Amount due to joint venture with McNeil.....................       --          345
Accrued acquired technology.................................       --          250
Accrued clinical expenses...................................      250          199
Accrued royalty expense.....................................      142          142
Accrued outside research expenses...........................      183          123
Accrued other expenses......................................      185          250
                                                              -------      -------
                                                              $ 1,290      $ 2,112
                                                              =======      =======

NOTE 8. LONG-TERM DEBT

     Long-term debt consisted of the following (in thousands):

DECEMBER 31,                                                   1998         1999
------------                                                  -------      -------
MCIDA bond issuance.........................................  $ 8,900      $ 8,300
Other.......................................................       17           --
                                                              -------      -------
                                                                8,917        8,300
Less current portion........................................     (617)      (1,000)
                                                              -------      -------
                                                              $ 8,300      $ 7,300
                                                              =======      =======

     Minimum principal repayments of long-term debt as of December 31, 1999 were as follows (in thousands): 2000--$1,000; 2001--$1,100; 2002--$1,100;
2003--$1,200; 2004--$1,200; and thereafter--$2,700 (2005--$100; 2006--$200;
2007--$100; 2008 through 2011--$200; 2012--$300; 2013--$200; 2014--$300;
2015--$200; 2016--$300; and 2017--$200).

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8. LONG-TERM DEBT -- (CONTINUED)

MCIDA Bond Issuance

     In 1997, we issued, through the Montgomery County (Pennsylvania) Industrial Development Authority, $9.4 million of taxable and tax-exempt bonds. The bonds were issued to finance the purchase of our previously leased building and the construction of a pilot-scale manufacturing facility within our building. The bonds are supported by a AA-rated letter of credit, and a reimbursement agreement between our bank and the letter of credit issuer. The interest rate on the bonds will vary weekly, depending on market rates for AA-rated taxable and tax-exempt obligations, respectively. During 1999, the weighted-average, effective interest rate was 6.5% per year, including letter-of-credit and other fees.

     The terms of the bond issuance provide for monthly, interest-only payments and a single repayment of principal at the end of the twenty-year life of the bonds. However, under our agreement with our bank, we are making monthly payments to an escrow account to provide for an annual prepayment of principal.

     As of December 31, 1999, we had Restricted Cash relating to the bonds of $785,000, which consisted of our monthly payments to an escrow account plus interest revenue on the balance in the escrow account.

     To provide credit support for the bond issuance, we have given a first mortgage on the land, building, improvements, and certain machinery and equipment to our bank. In addition, we have agreed to maintain at least $20 million of cash and short-term investments. If we fail to comply with this covenant, we are required to deposit with the lender cash collateral up to, but not more than, the loan's unpaid balance, which was $8.3 million as of December 31, 1999.

Capital Lease Obligation

     In June 1995, we entered into a master equipment lease agreement with a finance company. We borrowed $1.4 million under the agreement. As of December 31, 1998, we had satisfied our obligations under the agreement. In connection with the lease, we granted the lessor a warrant to purchase 10,527 shares of common stock at $14.25 per share. The stock warrant, which expires on June 30, 2002, remained outstanding as of December 31, 1999.

NOTE 9. STOCKHOLDERS' EQUITY

Common Stock

     On June 29, 1999, we sold 1.5 million shares of common stock in a private placement to a group of institutional and individual investors at a price of $9.50 per share, generating net proceeds of approximately $13.4 million. On January 13, 1999, we sold 286,097 shares of common stock to Johnson & Johnson Development Corporation at a price of $13.98 per share, generating net proceeds of $4 million.

     On January 29, 1997, we sold 1,250,000 shares of common stock in a public offering at a price of $17.50 per share. Our net proceeds from this offering after the payment of placement fees and offering expenses were approximately $20,339,000.

     Our initial public offering closed on February 22, 1996. We sold 2,587,500 shares, which included the exercise of the underwriters' over-allotment option on March 4, 1996, of common stock at a price of $12.50 per share. Our net proceeds from this offering after the underwriting discount and payment of offering expenses were approximately $29,127,000. In connection with this offering, all outstanding shares of Series A, C, D, E, and F Convertible Preferred Stock converted into 2,410,702 shares of common stock. Some of these common shares have registration rights.

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9. STOCKHOLDERS' EQUITY -- (CONTINUED)

     From 1991 through 1995, we sold 7,196,884 shares of Series A, B, C, D, E, and F Convertible Preferred Stock. On December 7, 1995, all outstanding shares of Series B Convertible Preferred Stock converted into 472,249 shares of common stock. As discussed above, in connection with the initial public offering, all outstanding shares of Series A, C, D, E, and F converted into 2,410,702 shares of common stock.

Shareholder Rights Plan

     In September 1997, we adopted a Shareholder Rights Plan. Under this plan, which was amended in December 1998, holders of common stock are entitled to receive one right for each share of common stock held. Separate rights certificates would be issued and become exercisable if any acquiring party either accumulates or announces an offer to acquire at least 15% of our common stock. Each right will entitle any holder who owns less than 15% of our common stock to buy one one-hundredth share of the Series A Junior Participating Preferred Stock at an exercise price of $150 per unit. Each one one-hundredth share of the Series A Junior Participating Preferred Stock is essentially equivalent to one share of our common stock. If an acquiring party accumulates at least 15% of our common stock, each right entitles any holder who owns less than 15% of our common stock to purchase for $150 either $300 worth of our common stock or $300 worth of the 15% acquiror's common stock. The rights expire in September 2007 and may be redeemed by us at a price of $.01 per right at any time up to ten days after they become exercisable.

NOTE 10. EMPLOYEE BENEFIT PLANS

Stock Option Plans

     We have three stock option plans, the 1991, 1992, and 1995 Stock Option Plans, under which a total of 2,511,666 shares of common stock have been reserved. The 1995 Stock Option Plan, which incorporates the two predecessor plans, provides for the granting of both incentive stock options and nonqualified stock options to our employees, officers, directors, and consultants. In addition, the plan allows us to issue shares of common stock directly either through the immediate purchase of shares or as a bonus tied to either an individual's performance or our attainment of prescribed milestones. Incentive stock options may not be granted at an exercise price less than the fair market value on the date of grant. In addition, the plan includes stock appreciation rights to be granted at our discretion. The stock options are exercisable over a period, which may not exceed ten years from the date of grant, determined by our board of directors.

     We have elected to adopt the disclosure provisions only of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," or SFAS 123. Accordingly, we apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for our stock-based compensation plans. We record deferred compensation for option grants to employees for the amount, if any, the market price per share exceeds the exercise price per share. In addition, we record deferred compensation for option grants to non-employees in the amount of the fair value per share, as computed using the Black-Scholes option-pricing model and variable plan accounting. We amortize deferred compensation amounts over the vesting periods of each option. We recognized compensation expense of approximately $231,000, $311,000, and $477,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model. We used the following weighted-average assumptions for 1997, 1998, and 1999 grants, respectively: risk-free interest rate of 5.8%, 4.6%, and 5.9%; an expected life of 5.3, 5.1, and 5.2 years;

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10. EMPLOYEE BENEFIT PLANS -- (CONTINUED)

volatility of 60%; and a dividend yield of zero. If we had elected to record compensation cost for our stock-based compensation plans consistent with SFAS 123, our net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                             1997           1998           1999
                                                           --------       --------       --------
Net loss--as reported....................................  $ (9,064)      $(11,907)      $(13,318)
Net loss--pro forma......................................  $(11,524)      $(14,756)      $(15,853)
Basic and diluted net loss per share--as reported........  $  (0.96)      $  (1.25)      $  (1.25)
Basic and diluted net loss per share--pro forma..........  $  (1.23)      $  (1.54)      $  (1.48)

     A summary of the status of our stock option plans as of December 31, 1997, 1998, 1999 and changes during each of the years then ended, is presented below:

                                         1997                      1998                      1999
                                -----------------------   -----------------------   -----------------------
                                              WEIGHTED-                 WEIGHTED-                 WEIGHTED-
                                               AVERAGE                   AVERAGE                   AVERAGE
                                              EXERCISE                  EXERCISE                  EXERCISE
                                  NUMBER        PRICE       NUMBER        PRICE       NUMBER        PRICE
                                OUTSTANDING   PER SHARE   OUTSTANDING   PER SHARE   OUTSTANDING   PER SHARE
                                -----------   ---------   -----------   ---------   -----------   ---------
Balance at January 1..........   1,201,087     $10.03      1,564,176     $11.73      1,785,489     $12.15
  Granted.....................     419,704      15.76        312,212      13.38        443,626      13.22
  Exercised...................     (41,618)      3.40        (50,320)      5.40        (35,663)      7.41
  Canceled....................     (14,997)     11.48        (40,579)     13.69        (41,415)     14.15
                                 ---------     ------      ---------     ------      ---------     ------
Balance at December 31........   1,564,176     $11.73      1,785,489     $12.15      2,152,037     $12.41
                                 =========     ======      =========     ======      =========     ======
Options exercisable at
  December 31.................     636,164     $ 7.84        930,954     $ 9.82      1,242,583     $11.07
                                 =========     ======      =========     ======      =========     ======

     A summary of options granted at exercise prices equal to, greater than, and less than the market price on the date of grant is presented below:

YEAR ENDED DECEMBER 31,                                    1997             1998             1999
-----------------------                                  --------         --------         --------
Price = Market Value
          Options granted.......................          402,665          306,165          397,366
          Weighted-average exercise price.......         $  15.75         $  13.55         $  12.17
          Weighted-average fair value...........         $   8.97         $   7.48         $   6.89

Price > Market Value
          Options granted.......................           10,000               --           40,000
          Weighted-average exercise price.......         $  20.50         $     --         $  25.00
          Weighted-average fair value...........         $   8.86         $     --         $   5.50

Price < Market Value
          Options granted.......................            7,039            6,047            6,260
          Weighted-average exercise price.......         $   9.68         $   4.92         $   4.75
          Weighted-average fair value...........         $  13.70         $  11.40         $  11.01

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10. EMPLOYEE BENEFIT PLANS -- (CONTINUED)

     The following table summarizes information about stock options outstanding as of December 31, 1999:

                           OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
--------------------------------------------------------------------------       ---------------------------
                                               WEIGHTED-         WEIGHTED-                         WEIGHTED-
                                                AVERAGE           AVERAGE                           AVERAGE
      RANGE OF                NUMBER           REMAINING         EXERCISE          NUMBER          EXERCISE
   EXERCISE PRICES          OUTSTANDING       LIFE (YEARS)         PRICE         EXERCISABLE         PRICE
   ---------------          -----------       ------------       ---------       -----------       ---------
   $ 0.90 - $12.54             822,952              5.7           $ 7.67            651,889         $ 7.05
   $12.69 - $14.56             717,755              8.8            13.63            214,405          13.62
   $14.63 - $30.00             611,330              7.4            17.36            376,289          16.59
                             ---------                                            ---------
   $ 0.90 - $30.00           2,152,037              7.2           $12.41          1,242,583         $11.07
                             =========                                            =========

     The weighted-average fair value of employee purchase rights granted under our employee stock purchase plan (see below) in 1997, 1998, and 1999 was $5.97, $6.05, and $6.25, respectively. The fair value of the purchase rights was estimated using the Black-Scholes model with the following weighted-average assumptions for 1997, 1998, and 1999, respectively: risk-free interest rate of 5.7%, 4.6%, and 6.5%; an expected life of seventeen, seventeen, and eighteen months; volatility of 60%; and a dividend yield of zero.

Employee Stock Purchase Plan

     We maintain an employee stock purchase plan, or ESPP, that allows any eligible employee the opportunity to purchase shares of our common stock through payroll deductions at the end of semiannual purchase periods. Any employee who is expected to work at least 20 hours per week for at least five months per calendar year is eligible to participate. The ESPP, which became effective in February 1996, provides for successive, two-year offering periods, each of which is contemplated to have four semiannual purchase periods. Pursuant to the ESPP, 100,000 shares of common stock were reserved for issuance. The purchase price is 85% of the lower of the market price per share on the employee's entry date into the offering period or the market price per share on the purchase date. Any employee who owns less than 5% of our common stock may purchase up to the lesser of:

     o 10% of his or her eligible compensation;

     o 1,000 shares per purchase; or

     o the number of shares per year that does not exceed the quotient of $25,000 divided by the market price per share on the employee's entry date into the offering period.

     A total of 76,712, 61,632, and 46,092 shares of common stock remained available for issuance under the ESPP at December 31, 1997, 1998, and 1999, respectively. The total purchases of common stock under the ESPP during the years ended December 31, 1997, 1998, and 1999, were 17,657 shares at a total purchase price of approximately $189,000, 15,080 shares at a total purchase price of approximately $171,000, and 15,540 shares at a total purchase price of approximately $156,000, respectively. We have not recorded any compensation expense for the ESPP.

NOTE 11. COMMITMENTS

License Agreements

     We have entered into agreements with various institutions under which we have been granted licenses to use patent rights and technology. Typically, these agreements will terminate upon the expiration of the applicable patent rights, and require us to reimburse the licensor for all reasonable fees related to the

                   NEOSE TECHNOLOGIES, INC. AND SUBSIDIARIES
                         (A DEVELOPMENT-STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 11. COMMITMENTS -- (CONTINUED)

acquisition and maintenance of the patents licensed to us. In addition, we usually are required to pay royalties to the licensor based on either sales of applicable products by us or specified license fees, milestone fees, and royalties received by us from sublicensees, or both.

NOTE 12. INCOME TAXES

     As of December 31, 1999, we had net operating loss carryforwards for federal and state income tax purposes of approximately $8,257,000 and $3,620,000, respectively. In addition, we had federal research and development credit carryforwards of approximately $1,497,000. These carryforwards begin to expire in 2004. Due to the uncertainty surrounding the realization of the tax benefit associated with these carryforwards, we have provided a full valuation allowance against this tax benefit. In addition, pursuant to the Tax Reform Act of 1986, the annual utilization of our net operating loss carryforwards will be limited. We do not believe that these limitations will have a material adverse impact on the utilization of our net operating loss carryforwards.

     The approximate income tax effect of each type of temporary difference and carryforward is as follows (in thousands):

DECEMBER 31,                                                    1998           1999
------------                                                  --------       --------
Benefit of net operating loss carryforwards.................  $  2,535       $  3,159
Research & development credit carryforwards.................     1,169          1,497
Capitalized research and development........................     8,360         10,615
Start-up costs..............................................     5,594          7,204
Nondeductible depreciation and amortization.................     1,737          2,414
Deferred compensation.......................................       299            493
Accrued expenses not currently deductible...................       199            352
Deferred revenue............................................        --            192
Other.......................................................      (223)          (468)
                                                              --------       --------
                                                                19,670         25,458
Valuation allowance.........................................   (19,670)       (25,458)
                                                              --------       --------
                                                              $     --       $     --
                                                              ========       ========

NOTE 13. RELATED-PARTY TRANSACTIONS

     Paramount Capital, Inc., of which the sole shareholder is a member of our Board of Directors, acted as a finder for our private placement of common stock in June 1999 (see Note 9). We paid Paramount Capital $783,750 for its assistance in completing the private placement. Entities affiliated with Paramount Capital purchased 110,000 shares of common stock in the private placement.

     In 1997, we entered into an agreement with an employee of Paramount Capital for consulting services. Under the agreement, which may be terminated by either party upon sixty days prior notice, we granted the consultant options to purchase 15,000 shares of common stock at prices equal to and in excess of the then market price. The weighted-average exercise price of the options is $18.00 per share. The options vest in equal, annual amounts over four years. In addition, we are obligated to pay the consultant an annual amount of $50,000. During 1999, we granted the consultant an additional option to purchase 30,000 shares of common stock at an exercise price of $10.38, the market price on the date of grant. The option vests in equal, annual amounts in 2002 and 2003.

                                2,500,000 SHARES


                                     [LOGO]


                                  COMMON STOCK

                                   PROSPECTUS

                                   CHASE H&Q

                          PRUDENTIAL VECTOR HEALTHCARE
                        A UNIT OF PRUDENTIAL SECURITIES

                           U.S. BANCORP PIPER JAFFRAY

                            WARBURG DILLON READ LLC

                              _____________, 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of common stock being registered, all of which are being borne by the Company:


SEC Registration fee........................................  $32,895
NASD listing fee............................................   17,500
Transfer agent and registrar fees...........................    6,000
Printing and engraving......................................  100,000
Legal fees and expenses.....................................  175,000
Blue Sky fees and expenses..................................   10,000
Accounting fees and expenses................................   50,000
Miscellaneous...............................................    8,605
                                                              -------
  Total.....................................................  400,000
                                                              =======


------------------------------
* To be filed by amendment

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents, and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to above or in the defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Section 6 of Article 7 of Neose's Amended and Restated By-laws provides to the fullest extent permitted by
Section 145 of the Delaware General Corporation Law for the indemnification of each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit, or proceeding and any appeal therefrom.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
NUMBER   DESCRIPTION
-------  -----------
1.1*     Form of Underwriting Agreement
5.1*     Opinion of Morgan, Lewis & Bockius LLP regarding legality of shares of common stock being registered
23.1*    Consent of Arthur Andersen LLP
23.2     Consent of Morgan, Lewis & Bockius LLP (included in its
         opinion filed as Exhibit 5.1 hereto)
24.1+    Power of Attorney (included on signature page to this
         Registration Statement)
27.1+    Financial Data Schedule


------------------------------

* filed herewith

+ Previously filed as an exhibit to this registration statement as originally filed with the Securities and Exchange Commission on February 11, 2000.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to its Restated Certificate of Incorporation, its By-laws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania, on March 15, 2000.


                                          NEOSE TECHNOLOGIES, INC.

                                          By /s/ P. Sherrill Neff
                                             -----------------------------------
                                            P. Sherrill Neff
                                            President and Chief Financial
                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                NAME                                CAPACITY                      DATE
                ----                                --------                      ----
/s/ *                                 Chief Executive Officer and Chairman     March 15, 2000
------------------------------------  of the Board (principal executive
Stephen A. Roth                       officer)

/s/ P. Sherrill Neff                  President, Chief Financial Officer       March 15, 2000
------------------------------------  and Director (principal financial
P. Sherrill Neff                      and accounting officer)

/s/ *                                 Director                                 March 15, 2000
------------------------------------
William F. Hamilton

/s/ *                                 Director                                 March 15, 2000
------------------------------------
Douglas J. MacMaster, Jr.

/s/ *                                 Director                                 March 15, 2000
------------------------------------
Mark H. Rachesky

/s/ *                                 Director                                 March 15, 2000
------------------------------------
Lindsay A. Rosenwald

/s/ *                                 Director                                 March 15, 2000
------------------------------------
Lowell E. Sears

/s/ *                                 Director                                 March 15, 2000
------------------------------------
Jerry A. Weisbach

*By P. Sherrill Neff, as attorney-in-fact
-----------------------------------------

                                 EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION                                                       PAGE
-------      -----------                                                       ----
1.1*         Form of Underwriting Agreement
5.1*         Opinion of Morgan, Lewis & Bockius LLP regarding legality of shares of common stock being registered
23.1*        Consent of Arthur Andersen LLP
23.2         Consent of Morgan, Lewis & Bockius LLP (included in its
             opinion filed as Exhibit 5.1 hereto)
24.1+        Power of Attorney (included on signature page to this
             Registration Statement)
27.1+        Financial Data Schedule


------------------------------
* filed herewith


+ Previously filed as an exhibit to this registration statement as originally filed with the Securities and Exchange Commission on February 11, 2000.